Exhibit 10.17

Confidential information in this Loan and Security Agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request

DT WAREHOUSE V, LLC,

as the Borrower,

DT CREDIT COMPANY, LLC,

as the Servicer,

WELLS FARGO BANK, N.A.

as the Lender,

WELLS FARGO SECURITIES, LLC,

as the Administrative Agent,

and

WELLS FARGO BANK, N.A.,

as the Backup Servicer and as the Collateral Custodian

LOAN AND SECURITY AGREEMENT

Dated as of December 23, 2011

i

SCHEDULES

Schedule A	–	Eligible Contract Criteria
Schedule B	–	Schedule of Contracts
Schedule C	–	Location of Contract Files
Schedule D	–	Schedule of Documents
Schedule E	–	Tradenames

EXHIBITS

Exhibit A	–	Form of Funding Request
Exhibit B	–	Form of Note
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D	–	Credit and Collection Policy
Exhibit E	–	Form of Hedging Agreement (including Schedule and Confirmation)
Exhibit F	–	Form of Power of Attorney
Exhibit G	–	Form of Permitted Take-Out Release
Exhibit H	–	Form of Solvency Certificate
Exhibit I	–	Form of Monthly Report
Exhibit J	–	Form of Monthly Backup Servicer Certificate
Exhibit K	–	Form of Residual Interest Conveyance Agreement (Approved Form)
Exhibit L	–	Form of Principal Repayment Notice
Exhibit M	–	Form of Collateral Custodian Fee Letter
Exhibit N	–	Master Agency Agreement
Exhibit O	–	Form of Motor Vehicle Installment Sales Contract
Exhibit P	–	Copy of Employee Purchase Program Terms and Conditions

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of December 23, 2011 (this “Agreement”), is among DT WAREHOUSE V, LLC, a Delaware limited liability company, as borrower (the “Borrower”), DT CREDIT COMPANY, LLC, an Arizona limited liability company (together with its permitted successors and assigns, “DTCC”), as servicer (the “Servicer”), Wells Fargo Bank, N.A., as lender (the “Lender”), Wells Fargo Securities, LLC, a Delaware limited liability company, as administrative agent for the Lender (the “Administrative Agent”), and Wells Fargo Bank, N.A., a national banking association, as the collateral custodian (in such capacity, the “Collateral Custodian”) and as the backup servicer (in such capacity, the “Backup Servicer”).

W I T N E S S E T H:

WHEREAS, the Borrower was formed for the purpose of taking assignments of and holding various assets, including motor vehicle finance contracts, amounts received on or in respect of such motor vehicle finance contracts and proceeds of the foregoing;

WHEREAS, the Borrower has requested that the Lender make certain loans to the Borrower from time to time, the proceeds of which will be used to finance the purchase price of assets as described herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions; Construction

Section 1.1.     Definitions.

Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

Accepted Servicing Practices: With respect to any Contract, those servicing practices (including collection procedures) of prudent subprime auto loan servicing institutions which service auto loans of the same type as such Contract in the jurisdiction where such Contract is located, and which are in accordance with Applicable Law, the provisions of this Agreement and the practices described in the Credit and Collection Policy.

Account Bank:   Wells Fargo Bank, N.A., or any other bank approved by the Administrative Agent.

Account Collateral:    With respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.

Accounting Period: A calendar month.

Accounts: The Collection Account and the Reserve Account.

Addition Date:  Each date when Subsequent Contracts are added to the Collateral in connection with a Subsequent Loan.

Additional Amount:  As defined in Section 2.13(a).

Adjusted Borrowing Base:  On any day on or after the occurrence of an Overcollateralization Increase Event, the percentage equivalent of a fraction the numerator of which is the Note Balance on such day and the denominator of which is the Net Principal Balance on such day, in each case, determined after giving effect to any Subsequent Loan made on such day and the addition of any Subsequent Contracts made in connection with such Subsequent Loan.

Adjusted Eurodollar Rate:    On any day, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards, if necessary, to the nearest 1/100 of 1%, obtained by dividing (a) the LIBOR Rate by (b) 100% minus the Eurodollar Reserve Percentage.

Administrative Agent: As defined in the Preamble.

Administrative Agent’s Account: That account held at the Account Bank (account number [*]) in the name of the Administrative Agent.

Advance Rate:    On any date (i) other than a day during any Overcollateralization Increase Period, 57.6% and (ii) on any day during any Overcollateralization Increase Period, 47.6%.

Advisors:   Accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.

Affected Party:    The Lender, the Administrative Agent and their respective successors and assigns.

Affiliate: With respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

Aggregate Unpaids:   With respect to any date, an amount equal to the sum of (i) the Note Balance, (ii) all accrued but unpaid Interest, (iii) all Used Fees and Unused Fees, (iv) all amounts due and owing or accrued but unpaid as of such date of determination to the Collateral Custodian and to the Backup Servicer and, (v) without duplication, all other Obligations owed (whether due

* Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

and payable or accrued as of such date of determination) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.

Agreement: As defined in the Preamble.

Alternative Rate:  With respect to any Loan and an Interest Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the “Alternative Rate” shall be the Base Rate if at the time such rate is selected the Lender has notified the Administrative Agent that a Eurodollar Disruption Event has occurred.

Amortization Date:  The earlier to occur of (i) the Commitment Termination Date and (ii) the Termination Date.

Annual Percentage Rate or APR:   With respect to a Contract, the annual percentage rate of finance charges stated in such Contract as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the applicable Funding Date, the rate per annum with respect to a Pledged Contract as of such Funding Date is reduced as a result of (i) an insolvency proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth-in-Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

Approved Indebtedness: Any Indebtedness of DTAC and/or DTAG that is subordinated in right of payment and security (if such Indebtedness is secured) to all senior secured Indebtedness of each of DTAC and DTAG and such Indebtedness shall have a scheduled maturity date no earlier than 18 months following the Amortization Date. To be deemed “Approved Indebtedness”, DTAC and/or DTAG shall either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Indebtedness or deliver such documents to the Administrative Agent, on behalf of the Lenders.

Assignment and Acceptance: An assignment and acceptance agreement between the Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.

Assumption Date:  The date, if any, when the Backup Servicer becomes Successor Servicer hereunder.

Authorized Officer: Any officer, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.

Available Amount:    With respect to any Loan advanced (A) on any day during any Overcollateralization Increase Period, the lesser of (i) an amount equal to the excess of (x) the product of the Advance Rate on such date and the Net Principal Balance (determined solely with respect to the Contracts to be added to the Collateral on such day) over (y) the amount, if any, necessary to reduce the amount in clause (x) such that after giving effect to the Loan to be made on such day and the addition of the Eligible Contracts to the Collateral, none of the Concentration Limits are exceeded and (ii) the excess, if any, of the Commitment over the Note Balance on such date, prior to giving effect to the Loan to be made on such date or (B) on any other day, the positive amount, if any by which the Borrowing Base exceeds the Note Balance on such day.

Available Cash:  With respect to the DT Entities On A Consolidated Basis, at any date, the sum of (i) all unrestricted cash and Cash Equivalents and (ii) the Borrowing Base Surplus, if any, on such date.

Available Funds:   For any Payment Date and the related Collection Period, the sum of (i) Collections in respect of the Pledged Contracts and Collateral on deposit in the Collection Account, to the extent received during or in respect of the related Collection Period, (ii) any Reserve Account Excess Amounts relating to investment earnings described in Section 2.10(f)(ii) for the related Collection Period, and (iii) investment earnings on deposit in the Collection Account.

Available Funds Shortfall:  For any Payment Date, the positive difference, if any, of (i) the amount necessary to make all distributions required to be made pursuant to clauses (i) through (vi) of Section 2.7 (and, solely to the extent that the Note Balance exceeds the Net Principal Balance on such Payment Date, clause (vii) of Section 2.7) over (ii) the Available Funds for such Payment Date.

Available Liquidity:  With respect to the DT Entities On A Consolidated Basis at any date, the aggregate for such date of (i) all Available Cash, (ii) the unused portion of the amount available to be borrowed as of such date under the Inventory Facility (such amount being the positive amount, if any, by which, so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, the applicable borrowing base exceeds the outstanding principal amount of loans thereunder), (iii) the unused portion of the amount available to be borrowed as of such date (such amount being the positive amount, if any, by which, so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, the applicable borrowing base exceeds the outstanding principal amount of loans thereunder) under each Warehouse Facility reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), (iv) the unused portion of the amount available to be borrowed as of such date (such amount being the positive amount, if any, by which, so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, the applicable borrowing base exceeds the outstanding principal amount of loans thereunder) under any other asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (v) so long as all the conditions to making a borrowing under the applicable documents are satisfied on such date, an amount (without duplication) that would be the unused portion of borrowing availability as of such date under any committed asset-based credit facility (including, without limitation, a credit facility secured by residual interests in securitization transactions involving Contracts) reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) if all unencumbered Contracts or Contracts which would meet the eligibility criteria under any such facility and are available to be released and transferred to the applicable borrower as collateral thereunder (without causing an event of default under any applicable facility) were released and so transferred. For the avoidance of doubt, all calculations of amounts available under any of the facilities referred to in clauses (ii) through (v) above shall be determined without duplication, such that if any asset is eligible under more than one facility, is shall be deemed to be available only under one facility.

Backup Servicer: As defined in the Preamble.

Backup Servicer Termination Notice: As defined in Section 8.4.

Backup Servicing Fee:   The fee payable to the Backup Servicer in accordance with Section 2.11(c).

Backup Servicing Fee Rate: As defined in the Collateral Custodian Fee Letter.

Bankruptcy Code: The United States Bankruptcy Code (Title 11 of the United States Code).

Base Rate: A rate per annum equal to the greatest of (i) the Prime Rate and (ii) the Federal Funds Rate plus 0.50% and (iii) the Adjusted Eurodollar Rate.

Benefit Plan: (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.

Borrower: As defined in the Preamble.

Borrower’s Account: The bank account of the Borrower, as notified to the Administrative Agent from time to time in writing by the Borrower, into which all Principal Amounts shall be deposited, which account, as of the Closing Date, is in the name of DT Warehouse V, LLC, at the Account Bank.

Borrowing Base:   As of any day, an amount equal to the lesser of (i) the product of (a) the Advance Rate in effect for such day and (b) the Net Principal Balance on such day and (ii) the Commitment.

Borrowing Base Deficiency: Shall occur on any day on which (i) if such day occurs prior to the occurrence of an Overcollateralization Increase Event, the Note Balance shall exceed sum of (x) the Borrowing Base in effect on such day and (y) funds on deposit on such day in the Collection Account and (ii) if such day occurs on or after the occurrence of an Overcollateralization Increase Event, the Note Balance shall exceed sum of (x) the lesser of (I) the Borrowing Base (determined in accordance with clause (i) of the definition thereof) and (II) the Adjusted Borrowing Base on such day and (y) funds on deposit on such day in the Collection Account.

Borrowing Base Surplus:  On any date of determination, so long as all the conditions to making a Loan under this Agreement are satisfied on such date, (i) the excess, if any, of (A) the Borrowing Base over (B) the Note Balance less (ii) Aggregate Unpaids due and payable on such date.

Breakage Costs:  Such amount or amounts as shall compensate the Lender for any loss, cost or expense (but excluding lost profits) incurred by the Lender (as reasonably determined by the Lender) as a result of any prepayment of a Loan (and interest thereon).

Business Day:  (i) any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in New York, New York, Minneapolis, Minnesota, Charlotte, North Carolina and Phoenix, Arizona and (ii) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, such day must also be a LIBOR Business Day.

Cash Equivalents:  On any day (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) “deposit accounts” (as defined in the UCC) maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

Certificate of Title:   With respect to a Financed Vehicle, (i) the original certificate of title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original certificate of title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such

Financed Vehicle and the Originator, the Borrower or the Administrative Agent, as secured party.

Change of Control:  The occurrence of any of the following: (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock or membership interests of either DTAC or DTAG at any time, if after giving effect to such acquisition, Ernest C. Garcia II or an entity or trust affiliated with such individual, collectively, shall own less than 50% of the voting stock and membership interest of each of DTAC and DTAG or ceases to have the right to elect a majority of the board of directors of either DTAC or DTAG; (b) any transaction or series of transactions whereby any Person or Persons acting in concert (other than the Lender and/or its Affiliates) acquire the right, by contract or otherwise, to direct the management and activities of any DT Entity or its Subsidiaries; or (c) the Originator shall cease to own, directly or indirectly, 100% of the issued and outstanding membership interests of the Borrower.

Closing Date:  The date hereof.

Code:  The Internal Revenue Code of 1986.

Collateral:  As defined in Section 3.1(a).

Collateral Custodian: Wells Fargo Bank, N.A., and its permitted successors and assigns.

Collateral Custodian Fee:  The fees and expenses of the Collateral Custodian as described in the Collateral Custodian Fee Letter.

Collateral Custodian Fee Letter:   The Collateral Custodian Fee Letter, dated as of the date hereof, among the Originator, the Administrative Agent and the Collateral Custodian, a copy of which is attached hereto as Exhibit M.

Collection Account:  A segregated account established by the Servicer with the Account Bank, for the benefit of the Secured Parties, into which all Collections are deposited.

Collection Period:   With respect to any Payment Date, the immediately preceding calendar month, except for the first Payment Date, in which case such term means the period beginning on the Initial Cut-off Date, to and including December 31, 2011.

Collections:   All cash collections and other cash proceeds of the Pledged Contracts and Collateral, including all payments of principal, Interest Collections, investment earnings, Liquidation Proceeds, Insurance Proceeds, deemed collections, payments made to Borrower under Hedging Agreements, and any funds received by the Borrower, the Originator, the Backup Servicer or the Servicer from the Pledged Contracts and Collateral received during any Collection Period.

Commitment:  $150,000,000, as such amount may be modified in accordance with the terms hereof.

Commitment Termination Date:   December 22, 2013 or such later date to which the Commitment Termination Date may be extended in accordance with Section 2.3.

Concentration Limits:   As of any date of determination for purposes of determining the Borrowing Base, the following concentration limitations will apply:

(i)       not more than 7.5% of the Net Principal Balance of the Pledged Contracts included in the Borrowing Base constitute Contracts the Obligors of which have Obligor Ratings of D+, D or D-;

(ii)      not more than 15.00% of the Net Principal Balance of the Pledged Contracts included in the Borrowing Base constitute Contracts the Obligors of which have Obligor Ratings of C-, D+, D or D-;

(iii)     not more than 15.0% of the Net Principal Balance of the Pledged Contracts included in the Borrowing Base constitute Contracts that are evidenced by “electronic chattel paper” as defined in the UCC; and

(iv)     (1) not more than 15.00% of the Net Principal Balance of the Pledged Contracts included in the Borrowing Base relate to Obligors with addresses in any single state (other than Florida or Texas), (2) not more than 22.50% of the Net Principal Balance of the Pledged Contracts included in the Borrowing Base relate to Obligors with addresses in Florida, and (3) not more than 30.00% of the Net Principal Balance of the Contracts included in the Borrowing Base relate to Obligors with addresses in Texas.

Confidential Information: Includes (i) information transmitted in written, oral, magnetic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

Continued Errors: As defined in Section 7.10(e).

Contract:  A retail installment or conditional sale contract, with any modifications made in accordance with the Credit and Collection Policy, provided, however, that no such modification has reduced the Principal Balance or reduced the APR of such Contract, originated by any of DTCS or the Originator at any time pursuant to which an Obligor has (i) purchased a new or used Motor Vehicle from a DT Entity or, with the consent of the Administrative Agent, a Dealer, (ii) granted a security interest in the Motor Vehicle to secure the Obligor’s payment obligations, and (iii) agreed to pay the unpaid purchase price and a finance charge in periodic installments no less frequently than monthly.

Contract File: With respect to each Contract and the related Contract, the original fully executed Contract, the original Certificate of Title or evidence that such Certificate of Title has been applied for, and the original endorsements or assignments showing the chain of ownership of such Contract.

Contract Receipt: The Trust Receipt, as defined in the Custodial Agreement.

Contract Rights Payors:   All Persons, other than Obligors, at any time obligated under any Contract, whether as co-signer, co-borrower, guarantor or otherwise.

Contractual Obligation:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

Credit and Collection Policy:   With respect to the initial Servicer, the credit and collection policies of the Servicer, attached hereto as Exhibit D as amended, modified, restated, replaced or otherwise supplemented from time to time within the applicable limitations of this Agreement or, with respect to any Successor Servicer, the customary credit and collection policies of such Successor Servicer in accordance with Section 7.17(d).

Custodial Agreement: The Custodial Agreement, dated as of December 23, 2011, among the Collateral Custodian, the Borrower, the Originator, the Servicer and the Administrative Agent.

Cut-off Date:  With respect to Contracts transferred to the Borrower on a Funding Date, such date as shall be identified as the Cut-off Date in the related Funding Request.

Dealer: Any Person approved by the Administrative Agent, other than a DT Entity, that is in the business of selling and financing Motor Vehicles to the public in the retail market who has entered into a Dealer Agreement with a DT Entity.

Dealer Agreement:  An agreement between a DT Entity and the Originator or, with the prior consent of the Administrative Agent, a Dealer and a DT Entity, regarding the terms and conditions of the acquisition by the Originator from such Dealer of Contracts and the related Contracts, which agreement includes (i) certain representations, warranties and covenants of such Dealer acceptable to the Borrower with respect to the Contracts and related Contracts sold by such Dealer, (ii) the agreement of such Dealer to repurchase the Contract and any related Contract with respect to which one or more of such representations and warranties has been breached and (iii) the agreement by such Dealer to (x) maintain all licenses required by Applicable Law at the time of the sale by such Dealer of a Contract and (y) have had all licenses required by Applicable Law at the time of the origination by such Dealer of a Contract.

Defaulted Contract: Any Contract (i) with respect to which, as of the last day of any calendar month, more than 10%, of any Scheduled Payment is delinquent one hundred and twenty (120) days or more on the last day of a calendar month, (ii) with respect to which the related Financed

Vehicle has been repossessed and the Servicer has either liquidated such Financed Vehicle or held such Financed Vehicle in its inventory for more than sixty (60) days, or (iii) which has been or is required to be charged-off or is deemed uncollectible by the Servicer in accordance with the Credit and Collection Policy. For purposes of determining the Borrowing Base, the Principal Balance of a Defaulted Contract will be zero as of the last day of the Collection Period during which it became a Defaulted Contract.

Delinquency Ratio (Managed Contracts):   As of any Measurement Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Principal Balance of all Delinquent Contracts that are Managed Contracts as of such Measurement Date and (ii) the denominator of which is equal to the aggregate Principal Balance of all Contracts that are Managed Contracts as of such Measurement Date.

Delinquency Ratio (Pledged Contracts): As of any Measurement Date, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Principal Balance of all Delinquent Contracts which constitute Pledged Contracts as of such Measurement Date and (ii) the denominator of which is equal to the aggregate Principal Balance of all Pledged Contracts as of the end of such Measurement Date.

Delinquent Contract:  Any Contract other than a Defaulted Contract with respect to which ten percent (10%) or more of any Scheduled Payment thereon remains unpaid for more than sixty (60) days from the original due date for such payment.

Depository Account:  Each depositary account, concentration account or other similar account into which Collections are collected or deposited.

Derivatives:  Any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

Determination Date:  With respect to any Payment Date and the related Collection Period, the last day of the related Collection Period.

Dollars or $:  The lawful currency of the United States.

DTAC:  DT Acceptance Corporation or its successors or assigns.

DTAC Indenture:  That certain Indenture, dated as of June 4, 2010, by and among DTAC and DTAG, as issuers, the guarantors party thereto, and Wells Fargo Bank, N.A., as trustee and collateral agent thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

DTAG:  DriveTime Automotive Group, Inc. or its successors or assigns.

DTCC:  As defined in the Preamble.

DTCS:  DriveTime Car Sales Company, LLC, its successors or assigns and any wholly-owned Subsidiary formed for the purpose of obtaining a license in any Permitted State.

DTSFC:  DriveTime Sales and Finance Company, LLC or its successors or assigns.

DT Entities On A Consolidated Basis:   With respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for DTAC and DTAG, together with their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, determined in accordance with GAAP.

DT Entity:   Any of the Borrower, the Servicer, DTAG, DTAC and each wholly-owned Subsidiary of any of them, including without limitation, DTCS.

Eligible Assignee:  (i) Wells Fargo Bank, N.A. or any of its Affiliates, or (ii) a Person either (x) whose short-term rating is at least “A-1” from Standard & Poor’s and “P-1” from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least “A-1” from Standard & Poor’s and “P-1” from Moody’s or (y) who is satisfactory to the Administrative Agent, subject, in the case of any Person chosen pursuant to clause (ii), to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

Eligible Contract:  On any date of determination, any Contract which satisfies each of the eligibility requirements set forth on Schedule A hereto.

ERISA:   The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate:   Any (i) corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) trade or business (whether or not incorporated) that is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

Errors: As defined in Section 7.10(e).

Eurodollar Disruption Event:  With respect to any Loan as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, any of the following: (i) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States Dollars in the London interbank market to make, fund or maintain such Loan; (ii) the inability of the Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate; (iii) a determination by the Lender that the rate at which deposits of Dollars are being offered to the Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Loan; or (iv) the inability of the Lender to obtain United States Dollars in the London interbank market to make, fund or maintain any Loan.

Eurodollar Reserve Percentage:  On any day, the applicable reserve percentage (expressed as a decimal) prescribed by the Federal Reserve Board for determining reserve requirements for “Eurocurrency Liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.

Eurodollars:  Deposits in Dollars held in financial institutions outside of the United States.

Event of Bankruptcy:  With respect to a specified Person, (i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or seeking the entry of an order for relief or the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets; or such Person shall take any corporate or limited liability company action to authorize any of such actions; or (ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Insolvency Law, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

Exception: Any exception to a Contract File.

Excess Concentration Amount:   With respect to all Pledged Contracts on any date of determination, the aggregate of the amounts by which the Principal Balance of such Contracts on such date exceeds any applicable Concentration Limits, to be calculated without duplication, on such date.

Excess Spread:  As of any Determination Date, the annualized percentage equivalent of (a) the weighted average APR of the Pledged Contracts as of such Determination Date, minus (b) the sum of (1) the Hedge Rate for such Collection Period, plus (2) the greater of (x) the Servicing Fee Rate for such Collection Period and (y) the servicing fee rate payable to any successor servicer, plus (3) the Used Fee Rate for such Collection Period, plus (4) the Backup Servicing Fee Rate for such Collection Period.

Exchange Act:  The Securities Exchange Act of 1934.

Excluded Taxes:  (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes or branch profits taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in (other than any business arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan, or sold or assigned an interest in any Loan or Transaction Document), or having its principal office or applicable lending office located in such jurisdiction or in which the recipient is paying such taxes as of the date such recipient becomes a party to the Agreement; (b) any United States withholding tax imposed by reason of an Lender or its assignee’s failure to provide to the Borrower the documents set forth in Section 2.13(e) or to maintain or update such documents; (c) any United States federal withholding taxes that would be imposed on amounts payable to a recipient that is not a United States person within the meaning of Code Section 7701(a)(30) based upon the applicable withholding rate in effect at the time such recipient becomes a party to the Agreement (or designates a new lending office); and (d) any taxes imposed pursuant to or as a result of FATCA.

Extension Rate (Managed Contracts):  As of the Measurement Date, the percentage of Managed Contracts for which an extension has been granted by the Servicer in accordance with the Credit and Collection Policy as of such Measurement Date (computed as the number of whole months extended or fractions thereof and based on the number of Contracts for which such extensions were granted during such Accounting Period and the number of Managed Contracts at the beginning of such Accounting Period).

Extension Rate (Pledged Contracts):  As of the Measurement Date, the percentage of Pledged Contracts for which an extension of time to make any Scheduled Payment thereunder has been granted by the Servicer in accordance with the Credit and Collection Policy as of such Measurement Date (computed as the number of whole months extended or fractions thereof and based on the number of Contracts for which such extensions were granted during such Accounting Period and the number of Managed Contracts at the beginning of such Accounting Period).

Facility Termination Date:  The date following the Termination Date on which the Aggregate Unpaids have been indefeasibly paid in full.

FATCA:  Sections 1471 through 1474 of the Code as in effect on the date hereof and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.

Federal Funds Rate:  For any period, a fluctuating interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the federal funds rates as quoted by Wells Fargo and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Wells Fargo (or, if such day is not a Business Day, for the preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole opinion of the Lender, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time) on such day.

Federal Reserve Board:  The Board of Governors of the Federal Reserve System.

Fee Letter:  That letter, dated as of the Closing Date, among the Borrower, the Servicer and the Administrative Agent, setting forth, among other things, the Unused Fee, the Used Fee and the Structuring Fee.

Financed Vehicle:  With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.

Foreclosure Event:  As defined in Section 10.2(a).

Formation Documents:  The certificate of formation of the Borrower filed in Delaware, dated as of November 23, 2011 and the limited liability company agreement of the Borrower, dated as of December 19, 2011, made by the Originator as member and by the Independent Directors party thereto.

Funding Date:  Each Business Day on which a Loan is made.

Funding Request:  A written notice from the Borrower requesting a Loan and including the items required by Section 2.1(a)(i), substantially in the form of Exhibit A hereto.

GAAP:  Generally accepted accounting principles as in effect from time to time in the United States.

Governmental Authority:  With respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

Hedge Breakage Costs:   With respect to any Hedge Transaction and the related Hedging Agreement, any amount payable by the Borrower to the related Hedge Counterparty for the early termination of such Hedge Transaction or any portion thereof.

Hedge Collateral:  All of the rights of the Borrower, whether now existing or hereafter acquired, in and to all Hedging Agreements, Hedge Transactions and all present and future amounts payable by all Hedge Counterparties to the Borrower under or in connection with such Hedging Agreements and Hedge Transactions with such Hedge Counterparties.

Hedge Counterparty:  Any entity which (i) on the date of entering into any Hedge Transaction is (a) either the Lender or an Affiliate of the Lender, or (b) an entity (x) that has been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld), and (y) whose debt ratings meet each of the Long-Term Rating Requirement and the Short-Term Rating Requirement, and (ii) in a Hedging Agreement consents to the collateral assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent pursuant to Section 6.3(b).

Hedge Rate:  The “strike rate,” “fixed rate” or “cap rate” under the Hedging Agreement.

Hedge Transaction:  Each interest rate hedging transaction between the Borrower and a Hedge Counterparty entered into pursuant to Section 6.3(a) that is governed by a Hedging Agreement.

Hedging Agreement:  Each agreement between the Borrower and a Hedge Counterparty which governs one or more Hedge Transactions entered into pursuant to Section 6.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in form and substance satisfactory to the Administrative Agent, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction and, if applicable, a “Credit Support Annex” thereto with a Hedge Counterparty specified as pledgor and Borrower specified as secured party.

Indebtedness:  With respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.

Indemnified Amounts:  As defined in Section 11.1.

Indemnified Party:  As defined in Section 11.1.

Independent Director:  As defined in Section 6.2(n)(xxvii).

Indirect Contract:   Any Contract that has been originated by a Dealer and acquired by the Originator or another DT Entity pursuant to a Dealer Agreement.

Indirect Contract Approval Date:   The date, following a request by the Borrower to the Administrative Agent and receipt by the Administrative Agent of any information requested by the Administrative Agent in respect thereof, on which the Administrative Agent, on behalf of the Lender, provides its written consent to the inclusion of Indirect Contracts in the Collateral.

Ineligible Contract:  A Contract that was originally identified as an Eligible Contract at the time of its transfer to the Borrower but which was not an Eligible Contract at such time.

Initial Cut-off Date:  December 20, 2011.

Initial Loan:  The first Loan made on or after the Closing Date.

Initial Contract:  Each Contract that becomes part of the Collateral on the initial Funding Date in connection with the Initial Loan.

Insolvency Laws:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization,

suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insolvency Proceeding:  With respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

Instrument:  Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

Insurance Policy:   With respect to any Contract, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, disability, hospitalization and similar insurance policies with respect to the related Obligor.

Insurance Proceeds:  any amounts payable or any payments made under any Insurance Policy.

Intangible Assets:    On any date of determination, the amount (to the extent reflected in determining consolidated equity) of (i) all investments in Subsidiaries of DTAC and DTAG other than their consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

Interest:  For any Interest Period and each Loan outstanding during such Interest Period, interest on the outstanding Principal Amount of such Loan computed pursuant to Section 2.6; provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) no portion of any payment of Interest shall be considered to have been paid by any distribution if at any time such portion of such distribution is rescinded or must otherwise be returned for any reason.

Interest Collections:  Any and all amounts received in respect of any interest, or other similar charges on a Pledged Contract (including late fees, extension fees, pre-payment fees and other administrative fees and expenses), from or on behalf of Obligors that are deposited into the Collection Account in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment and all payments to the Borrower from any Hedging Agreement.

Interest Period:   A Collection Period; provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

Inventory Facility:  The Fourth Amended and Restated Loan and Security Agreement, dated as of October 28, 2011, by and among DTAG, DTSFC, DTCS, Wells Fargo Bank, N.A., Santander Consumer USA, Inc. and Manheim Automotive Financial Services, Inc, as amended, restated, supplemented or otherwise modified from time to time.

Investment:  With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

Investment Company Act:  The Investment Company Act of 1940.

Lender:  As defined in the Preamble.

Lender Register:  As defined in Section 13.1(d).

Leverage Ratio:  On the last day of each of each March, June, September and December, the ratio computed by dividing (a) the total assets of the DT Entities On A Consolidated Basis as of such date, determined in accordance with GAAP by (b) Net Worth on such date.

Liability:  Any duty, responsibility, obligation or liability.

LIBOR Business Day:  Any day of the year other than a Saturday, Sunday or any day on which banking institutions in London, England generally are required or authorized to be closed.

LIBOR Rate:  For any day or Interest Period, an interest rate per annum equal to:

    (i)       the posted rate for thirty (30)-day deposits in Dollars appearing on Reuters Screen LIBOR01 as of 11:00 a.m. (London, England time) on the second LIBOR Business Day prior to such Interest Period; or

    (ii)      if no such rate appears on Reuters Screen LIBOR01 at such time and day, then the LIBOR Rate shall be determined by the Lender at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto) at which thirty (30)-day deposits in Dollars are being, have been or would be offered or quoted by the Lender to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

Lien:  Any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.

Liquidation Proceeds:  For any Collection Period and any Defaulted Contract, the amount (which shall not be less than zero) received by the Servicer and deposited into the Collection Account after a Pledged Contract becomes a Defaulted Contract, in connection with the attempted realization of the full amounts due or to become due under such Contract, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable under the related Pledged Contract, receipt of Insurance Proceeds or otherwise, net of any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Contract, to the extent not previously reimbursed to the Servicer.

Loan:  As defined in Section 2.1(a).

Lockbox:  A post office box described in a Lockbox Agreement, to which the Obligors with respect to one or more Pledged Contracts send payment thereon, to be processed by the Lockbox

Processor and deposited into the Collection Account within two (2) Business Days of receipt in the Lockbox.

Lockbox Agreement:  Any remittance processing services agreement to be established on or prior to the Closing Date among the Servicer and the Lockbox Processor.

Lockbox Processor:  The remittance processing agent which provides a Lockbox pursuant to a Lockbox Agreement.

Long-Term Rating Requirement:  A long-term unsecured debt rating of not less than A by Standard & Poor’s and not less than A2 by Moody’s.

Managed Contracts:  All Contracts serviced by Servicer, which Contracts were originated or purchased by any of the DT Entities, including without limitation the Contracts that are Collateral hereunder, and those Contracts which have been subsequently sold to a third party, with the servicing retained by Servicer and with a residual interest in such Contracts held by any of the DT Entities.

Master Agency Agreement:  That certain Amended and Restated Master Depository Accounts and Post Office Boxes and Agency Agreement, dated as of December 16, 2005 among DTCC, DTCS, The Royal Bank of Scotland (successor-in-interest to Greenwich Capital Financial Products, Inc.), Wells Fargo Bank, N.A. and Wilmington Trust Company, in its capacity as owner trustee of certain “Current Trusts” identified therein, as amended, modified or supplemented from time to time with the prior written consent of the Administrative Agent, together with any acknowledgement and agreement.

Material Adverse Effect:  With respect to any Person and to any event or circumstance, a material adverse effect on (a) the property, business, operations, financial condition or prospects of such Person and their Affiliates, taken as a whole, (b) the ability of such Person to perform in all material respects its obligations under any of the Transaction Documents to which it is a party, (c) the legality, validity or enforceability in any material respect of any of the Transaction Documents, (d) the rights and remedies of the Lender under any of the Transaction Documents, (e) the timely payment of the principal of or interest on the loans or other amounts payable in connection therewith, (f) any Secured Party’s interest in the Collateral (including, without limitation, the priority of such interest) or (g) the collectability of the Pledged Contracts generally or of any material portion of the Pledged Contracts.

Maximum Lawful Rate:  The highest rate of interest permissible under Applicable Law.

Maximum Utilization Percentage:   On any day, the percentage equivalent of a fraction the numerator of which is equal to aggregate outstanding principal amount under all Warehouse Facilities on such date of determination and the denominator of which is equal to the aggregate of the facility limits under all Warehouse Facilities on such date of determination.

Measurement Date:  With respect to any Accounting Period, the nearest Sunday to the last day of such Accounting Period.

Monthly Backup Servicer Certificate:  A monthly report of the Backup Servicer, in substantially the form of Exhibit J.

Monthly Report:  A monthly statement of the Servicer with respect to the immediately preceding Collection Period, in substantially the form of Exhibit I.

Moody’s:  Moody’s Investors Service, Inc.

Motor Vehicle:  A passenger motor vehicle, van, or light duty truck which is not manufactured for a particular commercial purpose and which can be registered for use on public highways, and is not a vehicle that is titled outside the United States or has been previously titled outside the United States.

Multiemployer Plan:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

Net Equity:  On any day, the positive excess, if any, of (i) the book value of the assets of the DT Entities On A Consolidated Basis over (ii) the book value of the liabilities of the DT Entities On A Consolidated Basis, in each case determined in accordance with GAAP.

Net Income:  For any period for the DT Entities On A Consolidated Basis, the net income (or loss) of the DT Entities On A Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than the DT Entities On A Consolidated Basis) in which any other Person (other than the DT Entities On A Consolidated Basis) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the DT Entities On A Consolidated Basis by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any DT Entity or that Person’s assets are acquired by any DT Entity or a consolidated Subsidiary, (c) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

Net Losses Ratio (Managed Contracts):  With respect to any Accounting Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of the Managed Contracts which became Defaulted Contracts during such Accounting Period, minus the aggregate amount received by the Servicer during such Accounting Period in respect of any such Managed Contract which is a Defaulted Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Managed Contracts as of the end of such Accounting Period.

Net Losses Ratio (Pledged Contracts):  With respect to any Accounting Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of such

Pledged Contracts which became Defaulted Contracts during such Accounting Period, minus the aggregate Liquidation Proceeds received by the Servicer during such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Pledged Contracts as of the end of such Accounting Period.

Net Principal Balance:   On any day with respect to the Pledged Contracts that are Eligible Contracts on such day, (i) the aggregate Principal Balance of such Contracts, minus (ii) the Excess Concentration Amount as of such day.

Net Worth:  On any day with respect to the DT Entities On A Consolidated Basis, (i) Net Equity at such time, plus (ii) the lesser of (x) the aggregate amount of Approved Indebtedness at such time and (y) $100,000,000, plus (iii) without duplication, the preference value of preferred shares of the DT Entities On A Consolidated Basis minus (iv) the sum of (x) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (y) the aggregate amount of all advances to employees of the DT Entities at such time.

Note:  As defined in Section 2.4(a).

Note Balance:  On any day, the aggregate Principal Amount of Loans made on or prior to such day in respect of the Pledged Contracts that are, on such day, Eligible Contracts, reduced from time to time by payments and distributions in respect of principal with respect to such Loans in accordance with the terms hereof; provided that such aggregate Principal Amount shall be restored and reinstated in the amount of any such payment or distribution in respect of principal that is rescinded or otherwise returned for any reason.

Obligations:  All loans, advances, debts, liabilities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Administrative Agent, the Agents or any of their respective assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans or any Hedging Agreement, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including any and all arrangement fees, loan fees, Used Fees and Unused Fees, and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.

Obligor:  Each Person obligated to make payments on or pursuant to a Contract, including any guarantor thereof.

Obligor Rating:    For any Obligor, the rating assigned at the time the related Contract is originated to such Obligor in conformity with the Credit and Collection Policy, by the Originator, which ratings may be A, B], C+, C, C-, D+, D or D-.

OFAC:  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Officer’s Certificate:  With respect to any Person, a certificate signed by any officer of such Person, and delivered to the Administrative Agent.

Opinion of Counsel:  With respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent.

Origination Agreement:    That certain Origination Agreement, dated as of March 19, 2003, between DTCS and DTAC, as amended, restated, supplemented or otherwise modified.

Originator:  DT Acceptance Corporation.

Overcollateralization Increase Event:  The occurrence, as of any time specified below, of any of the following events:

(i)       the average of the Delinquency Ratio (Managed Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 11.00%;

(ii)      the average of the Delinquency Ratio (Pledged Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 11.00%;

(iii)     the average of the Net Losses Ratios (Managed Contracts) as of the last day of any Accounting Period and the last day of each of the two immediately preceding Accounting Periods exceeds 3.15%;

(iv)     the average of the Net Losses Ratios (Pledged Contracts) as of the last day of any Accounting Period the last day of each of the two immediately preceding Accounting Periods exceeds 3.15%;

(v)      the Extension Rate (Managed Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 5.0%;

(vi)     the Extension Rate (Pledged Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 5.0%; or

(vii)    the Excess Spread for any Determination Date is less than 7.0%.

Overcollateralization Increase Period:    Any period commencing on the day on which an Overcollateralization Increase Event occurs and continuing for two (2) consecutive months after the Overcollateralization Increase Event has been cured, provided that no other Overcollateralization Increase Event shall have occurred during such period.

Patriot Act:  The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Payment Date:  The 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

Pension Plans:    “Employee pension benefit plans”, as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect.

Performance Guaranty:    That certain performance guaranty by DTAC and DTAG of certain guaranteed obligations described therein and made in favor of the Administrative Agent, as such guarantee may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

Permitted Investments:  Negotiable instruments or securities or other investments that (x) as of any date of determination, mature by their terms on or prior to the Business Day preceding the Commitment Termination Date, and (y) evidence:

(i)       marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

(ii)      bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meet or exceed the Short Term Rating Requirement;

(iii)     repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;

(iv)     commercial paper rated at least A-1 by Standard & Poor’s and Prime-1 by Moody’s;

(v)      money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than Aaa by Moody’s and AAA by Standard & Poor’s;

(vi)     demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall meet or exceed the Short Term Rating Requirement; and

(vii)    any other investments approved in writing by the Administrative Agent, provided, that so long as Wells Fargo is Collateral Custodian hereunder, each of the Permitted Investments may be purchased by the Collateral Custodian or through an Affiliate of the Collateral Custodian.

Permitted Liens:  Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement or any other Transaction Document.

Permitted State:  Each of Arizona, Nevada, California, New Mexico, Texas, Florida, Georgia, Virginia, North Carolina, Colorado, Oklahoma, South Carolina, Tennessee, Alabama, Mississippi, Ohio, Kentucky, Arkansas, Missouri and Indiana and such other states as may be approved by the Administrative Agent in writing from time to time (such approval not to be unreasonably withheld).

Permitted Take-Out:    Any transaction undertaken by the Borrower in accordance with Section 2.15 with any other Person that provides for, directly or indirectly, the sale, assignment or other transfer by the Borrower of a portion of the Collateral to any other Person, including, without limitation, a distribution in respect of the membership interests of the Borrower of Pledged Contracts pursuant to the procedures required by its certificate of formation and limited liability company agreement provided that the (i) the aggregate principal balances of all Pledged Contracts to be distributed shall not exceed the Borrowing Base Surplus, (ii) such distribution shall be made in furtherance of the Borrower’s purpose as a limited liability company, and (iii) Borrower shall not have conducted another such Permitted Take-Out during the same calendar month.

Permitted Take-Out Date:    With respect to any Permitted Take-Out, the date upon which Collateral is released from the Lien created under this Agreement in connection therewith.

Permitted Take-Out Date Certificate:    A Certificate delivered by an Authorized Officer of the Servicer on the Permitted Take-Out Date (x) indicating that the requirements set forth in Section 2.15 of this Agreement for a Permitted Take-Out have been satisfied and (y) illustrating that, after giving effect to the proposed Permitted Take-Out, the Note Balance will not exceed the Borrowing Base.

Permitted Take-Out Release:    A release executed pursuant to Section 2.15, substantially in the form of Exhibit G hereto.

Person:  An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

Pledged Contract:  At any date, each Contract in which the Borrower at any time and from time to time has an interest, whether or not such Contract is an Eligible Contract, excluding any Contract released from the Lien of this Agreement pursuant hereto and any Terminated Contract.

Prime Rate:  For any date of determination, the rate most recently announced by Wells Fargo at its branch in San Francisco, California, from time to time as its prime commercial rate for United States dollar-denominated loans made in the United States. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo or any other specified financial institution in connection with extensions of credit to debtors.

Principal Amount:  With respect to any Loan, the aggregate amount advanced by the Lender on the Funding Date in respect of such Loan.

Principal Balance:  For any Contract as of any day, the outstanding principal balance of such Contract as of such day.

Purchase Agreement: The Purchase Agreement, dated as of the Closing Date, between DTAC and the Borrower, as such agreement may be amended from time to time pursuant to the terms thereof, and each Transfer Agreement.

Qualified Institution:  Wells Fargo or any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

Rating Agency:  Each of Standard & Poor’s and Moody’s or their respective successors.

Records:  With respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.

Registrar of Titles:  With respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

Release Price:  An amount equal to the Principal Balance of each Contract retransferred pursuant to Section 5.5, plus accrued and unpaid interest on such Contract (at the related APR), all Breakage Costs and all Hedge Breakage Costs due to the relevant Hedge Counterparties for any termination in whole or in part of one or more Hedge Transactions, as required by the terms of any Hedging Agreement as a result of such retransfer.

Re-Liening Expenses: Any costs associated with the revision of the Certificates of Title pursuant to Section 2.14.

Re-Liening Trigger Event:  The occurrence of (i) an Insolvency Event with respect to the Originator or the Borrower, (ii) the issuance by any court of competent jurisdiction of any order to the effect that the Administrative Agent is not the secured party with respect to Financed Vehicles financed under any of the Pledged Contracts with an initial Principal Balance (as of the date upon which such Contracts were acquired by the Originator), equal to five percent (5.0%) or more of the Net Principal Balance of the Contracts as of the prior Determination Date or in the case of the first Collection Period, the Closing Date, (iii) the occurrence and continuance of a Termination Event, (iv) the occurrence and continuance of a Servicer Termination Event or (v) a Foreclosure Event.

Reporting Date:  The date which is four (4) Business Days prior to any Payment Date.

Required Net Worth:  On any day (i) from the Closing Date to and including December 31, 2011, $325 million and (ii) during any calendar year occurring after December 31, 2011, the sum of (A) $325 million and (B) an amount equal to 50% of the Net Income each calendar year beginning after December 31, 2009.

Requirements of Law:  For any Person the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or order or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth-in-Lending Act, and Regulations B, U, T, X and Z of the Federal Reserve Board).

Reserve Account:    A segregated account established by the Servicer with the Collateral Custodian, for the benefit of the Lender.

Reserve Account Amount: On any day, the amount on deposit in the Reserve Account.

Reserve Account Excess Amounts: As of any day, amounts released from the Reserve Account pursuant to Section 2.10(f)(ii).

Reserve Account Required Amount:    On any date of determination, the lesser of (i) the Note Balance as of such date and (ii) the greater of (x) $500,000 and (y) the product of (1) 2.0%, and (2) an amount equal to the aggregate Principal Balance of all Pledged Contracts on such date of determination.

Reserve Account Withdrawal Amount: For any Payment Date on which an Available Funds Shortfall exists, an amount equal to the lesser of (i) the Reserve Account Amount and (ii) the Available Funds Shortfall.

Residual Interest Conveyance Agreement: Any residual interest conveyance agreement by and among the Borrower, DTAC and DT Warehouse II, LLC, accepted by Santander Consumer USA Inc., as residual interest lender and consented to by the Administrative Agent, as may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

Residual Interest Conveyance Agreement (Approved Form):    That certain residual interest conveyance agreement by and among the Borrower, DTAC and DT Warehouse II, LLC, accepted by Santander Consumer USA Inc., as residual interest lender and consented to by the Administrative Agent, in the form attached hereto as Exhibit K.

Responsible Officer:    When used with respect to any Person, any officer of the such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and having direct responsibility for the administration of this Agreement.

Revolving Period:    The period commencing on the Closing Date and ending on the day immediately preceding the Amortization Date.

Sanctioned Country:  A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

Sanctioned Person:  (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Schedule of Documents:  The schedule of documents attached hereto as Schedule D.

Schedule of Contracts:  The schedule of Pledged Contracts attached hereto as Schedule B, as updated from time to time in connection with each Loan.

Scheduled Payments:  Regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

Secured Party: (i) the Lender and (ii) each Hedge Counterparty.

Securities Account Control Agreement: The Securities Account Control Agreement, dated as of December 23, 2011, by and among the Borrower, as debtor, the Administrative Agent, as secured party, and Wells Fargo Bank, N.A., as the account bank and securities intermediary.

Securities Act: The Securities Act of 1933.

Servicer: As defined in the Preamble.

Servicer File: With respect to any Contract, each of the following documents:

  (i)       application of the Obligor for credit;

  (ii)      all original instruments modifying the terms and conditions of the Contract or the related Contract;

  (iii)     a copy (but not the original) of the retail installment contract and security agreement and any amendments thereto; provided, however, that the Servicer shall deliver any original amendments to the retail installment contract and security agreement to the Collateral Custodian immediately following execution thereof;

  (iv)     a copy of the Certificate of Title with a lien notation or an application therefor (to the extent applicable State law permits or requires the Servicer to hold the Certificate of Title);

  (v)      a certificate of insurance or application therefor with respect to the Financed Vehicle securing such Contract;

  (vi)     the invoice (or evidence of book value for used Financed Vehicles) for each Financed Vehicle related thereto;

(vii)     the Obligor’s order for each Financed Vehicle related thereto and an indication of down payment, if applicable;

(viii)    a copy of the service contract, if any, on each Financed Vehicle related thereto;

(ix)      a copy of the credit life insurance policy, if any, and the credit disability insurance policy, if any, on the Obligor relating to each Financed Vehicle related thereto; and

(x)       such other documents as the Servicer may reasonably determine in order to accomplish its duties under this Agreement.

Servicer Termination Event: On any day (i) prior to the Assumption Date, as defined in Section 7.14 and (ii) on and after the Assumption Date, as defined in Section 7.17(h).

Servicer Termination Notice: As defined in Section 7.14.

Servicing Fee: The fee payable to the Servicer in accordance with Section 2.11(b).

Servicing Fee Rate: 4.0% per annum.

Short-Term Rating Requirement: A short-term unsecured debt rating of not less than “A-1” by Standard & Poor’s and not less than “P-1” by Moody’s.

Simple Interest Contract:    Any Contract under which the portion of a payment allocable to interest and the portion allocable to principal are determined in accordance with the Simple Interest Method.

Simple Interest Method:    The method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest multiplied by the unpaid principal balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and the actual number of days in the calendar year) elapsed since the date through which interest was last paid and the remainder of such payment is allocable to principal.

Solvency Certificate:    The certificate delivered by the Borrower substantially in the form attached hereto as Exhibit H.

Solvent: As to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

Standard & Poor’s: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

State: Any state of the United States or the District of Columbia.

Structuring Fee: As defined in the Fee Letter.

Subsequent Loan: Each Loan made following the Initial Loan.

Subsequent Contract: Each Contract that becomes a part of the Collateral hereunder, other than an Initial Contract.

Subservicer:    A subservicer appointed by the Servicer and acceptable to the Administrative Agent and the Lender for the servicing and administration of the Pledged Contracts.

Subsidiary: With respect to a Person, any entity with respect to which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Substitute Contract: An Eligible Contract not previously a part of the Collateral substituted for an Ineligible Contract pursuant to Section 5.5 with a Principal Balance and APR at least equal to that of the Ineligible Contract being so substituted.

Successor Servicer: As defined in Section 7.15(b).

Tangible Net Worth:    With respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s deferred tax assets and intangible assets, including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

Target Amount: As defined in Section 6.2(e).

Tax or Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.

Terminated Contract:    Each Contract owned by the Borrower on such date that has been terminated in accordance with the terms thereof.

Termination Date:    The earliest to occur of (i) the date that is one (1) year following the Amortization Date, (ii) the Business Day designated by the Borrower to the Lender and the Administrative Agent as the “Termination Date” which date shall be at least five (5) Business Days following the receipt of such written notice by the Lender and the Administrative Agent, provided, however, that on such date the Borrower pays in full all Aggregate Unpaids in immediately available funds, (iii) the occurrence of a Termination Event and (iv) the occurrence of a Foreclosure Event.

Termination Event: As defined in Section 10.1(a).

Test Data File: A test data file, which shall include the loan master file, the transaction history file and all other files necessary to carry out the servicing obligations hereunder.

Transaction Documents:    This Agreement, the Note, the Purchase Agreement, any Transfer Agreement, the Fee Letter, the Collateral Custodian Fee Letter, all Hedging Agreements, the Performance Guaranty, the Master Agency Agreement, the Custodial Agreement, the Residual Interest Conveyance Agreement, the Securities Account Control Agreement and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.

Transfer Agreement:  A Transfer Agreement in substantially the form attached to the Purchase Agreement as Exhibit A, executed by the Borrower and the Originator in connection with a transfer of Contracts and the related Collateral on any Funding Date.

Transition Expenses: As defined in Section 7.15(e).

UCC:    The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

United States: The United States of America.

Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

Unused Fee: As defined in the Fee Letter.

Unused Fee Rate: As defined in the Fee Letter

Used Fee: As defined in the Fee Letter.

Used Fee Rate: As defined in the Fee Letter.

WFS: Wells Fargo Securities, LLC, and its successors and assigns.

Warehouse Facility:    On any day, any revolving lending facility to which any DT Entity is a borrower which finances motor vehicle loans originated by any DT Entity, including any repurchase facility.

Wells Fargo:  Wells Fargo Bank, N.A., and its successors and assigns.

Section 1.2.    Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.

Section 1.3.    Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.4.    Interpretation.

When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (ix) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (x) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.

Article II

Loans

Section 2.1.    Loans.

(a)      On the terms and conditions set forth herein, including this Section and Article Four, the Borrower may from time to time on any Business Day during the Revolving Period, request that an advance under this Agreement (each, a “Loan”) be made to it on a Funding Date. No later than 12:00 noon (Charlotte, North Carolina time) on the proposed Funding Date, if the amount of the Loan is less than or equal to $10,000,000, or, for all other Loans, on the Business Day prior to the date of the proposed Loan, the Borrower shall notify the Administrative Agent of such proposed Funding Date and Loan by delivering to the Administrative Agent:

(i)       a Funding Request, which will include, among other things, the proposed Funding Date, calculations of the Borrowing Base (calculated as of the Determination Date occurring in the calendar month immediately preceding the calendar month during which such Funding Request is submitted, or with respect to Contracts added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cut-off Date) and the Principal Amount of the Loan requested, which shall be in an amount at least equal to $1,000,000 (except the Initial Loan, which shall be in a minimum amount of $5,000,000) or integral multiples of $10,000 in excess thereof; and

(ii)      an updated Schedule of Contracts that includes each Contract that is the subject of the proposed Loan and such other information as the Administrative Agent may reasonably request with respect to the related Loan;

If any such Funding Request is delivered to the Administrative Agent after 12:00 noon (Charlotte, North Carolina time) on the proposed Funding Date, if the amount of the Loan is less than or equal to $10,000,000, or, for all other Loans, on the Business Day prior to the date of the proposed Loan, such Funding Request shall be deemed to be received prior to 12:00 noon (Charlotte, North Carolina time) on the next succeeding Business Day and the proposed Funding Date of such proposed Loan shall be deemed to be the Business Day following such deemed receipt. Each Funding Request shall include a representation by the Borrower that the requested Loan will not, on the Funding Date, exceed the Available Amount and a representation that all conditions precedent to the making of such Loan have been satisfied. Any Funding Request shall be irrevocable and the Borrower may not request that more than one Loan be funded on any Business Day.

(b)      Following receipt by the Administrative Agent of a Funding Request the Lender agrees that it shall advance any Loan requested by the Borrower, subject to the conditions contained herein, in an aggregate amount equal to the Loan so requested.

(c)      The Lender’s advance of a Loan shall be made available to the Administrative Agent, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 1:00 p.m. (Charlotte, North Carolina time) on the applicable Funding Date, by deposit of immediately available funds to an account of the Administrative Agent. The Administrative Agent shall promptly notify the Borrower in the event that the Lender either fails to make such funds available to the Administrative Agent before such time or notifies the Administrative Agent that it will not make such funds available to the Administrative Agent before such time.

Subject to (i) the Administrative Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article Four, as certified by Borrower to the Administrative Agent in the applicable Funding Request, the Administrative Agent will not later than 3:00 p.m. (Charlotte, North Carolina time) on such Funding Date make such funds available, in the same type of funds received, by wire transfer thereof to the Borrower’s Account.

If the Lender makes available to the Administrative Agent funds for any Loan as provided in the foregoing provisions of this Article, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in

Article Four are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from the Lender) to the Lender, without interest.

(d)      In no event shall:

(i)       the Lender be obligated to fund any Loan if either (A) the Principal Amount of such Loan would cause the Note Balance, determined after giving effect to such funding, to exceed the Commitment or (B) the Principal Amount of such Loan would exceed the Available Amount on such day;

(ii)      the Lender be obligated to fund any Loan unless each of the conditions set forth in Section 4.2 have been satisfied with respect to such Loan and, if such Loan is the Initial Loan, the conditions set forth in Section 4.1 have been satisfied; or

(iii)     more than one Loan be funded on any Business Day.

Section 2.2.  Reductions of the Commitment.

(a)      At any time the Borrower may, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent and each Hedge Counterparty, reduce the Commitment. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. Reductions of the Commitment pursuant to this Section 2.2(a) shall reduce the Commitment of the Lender. The Administrative Agent shall promptly deliver a copy of any such notice to the Lender. Any request for a reduction in the Commitment shall be irrevocable.

(b)      In connection with any reduction of the Commitment, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction (with a copy to the Collateral Custodian) and (ii) for payment to the Lender, cash in an amount sufficient to pay all Aggregate Unpaids with respect to such reduction (determined based on the ratio of the reduction of the Commitment being effected to the amount of the Commitment prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the Aggregate Unpaids are allocable solely to that portion of the Commitment that is being reduced or have arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Costs and Hedge Breakage Costs; provided, however, that no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any Hedge Transaction related thereto be terminated in whole or in part as a result of any such reduction in the Note Balance and Borrower has paid all Hedge Breakage Costs due to the relevant Hedge Counterparty for any such termination. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the Note Balance, second to the payment of the remaining Aggregate Unpaids with respect thereto, including any Breakage Costs, by paying such amounts to the Lender, and third to pay any Hedge Breakage Costs related to such reduction of the Note Balance due to the relevant Hedge Counterparty.

(c)      The Commitment shall be reduced to zero, without action by the Administrative Agent or the Lender and without notice to the Borrower, immediately upon the earliest to occur of (i) the Commitment Termination Date, (ii) a Termination Event and (iii) a Foreclosure Event.

Section 2.3.    Extensions of Commitments.

So long as no Termination Event or Foreclosure Event has occurred, the Borrower may request in writing, no more than ninety (90) days nor fewer than sixty (60) days prior to the applicable Commitment Termination Date, through the Administrative Agent, that the Lender extend the Commitment Termination Date for an additional period to a date specified in such request, which request will be granted or denied by the Lender in its sole discretion. Upon receipt of any such request, the Administrative Agent shall promptly notify the Lender. Not later than 60 days following receipt by the Administrative Agent of any such request, the Lender shall notify the Administrative Agent of its willingness or refusal to so extend the Commitment Termination Date, and the Administrative Agent shall notify the Borrower of such willingness or refusal by the Lender. If the Lender shall have agreed to extend the Commitment Termination Date and no Termination Event or Foreclosure Event shall have occurred and be continuing prior to the then applicable Commitment Termination Date, the Commitment Termination Date then in effect shall be extended to the date agreed to by the Lender.

Section 2.4.    The Note.

(a)      The Loans made by the Lender hereunder shall be evidenced by a duly executed promissory note payable to the order of the Persons specified by the Lender, in a principal amount equal to the Commitment, in substantially the form of Exhibit B hereto (the “Note”). The Note shall be dated the Closing Date and shall otherwise be duly completed. The maturity date of the Note shall be the Termination Date or such other date as to which the Administrative Agent, with the consent of the Lender, shall notify the Borrower in writing.

(b)      The Administrative Agent is hereby authorized to enter notations (which may be computer generated) on a schedule attached to the Note with respect to each Loan made by the Lender hereunder, regarding (i) the date and principal amount thereof and (ii) each payment and repayment of principal thereof and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Administrative Agent to make any such notation on the schedule attached to the Note shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

(c)      Promptly following the Facility Termination Date, the Administrative Agent shall mark the Note “Paid” and return it to the Borrower.

Section 2.5.    Optional Principal Repayment; Right of First Refusal.

(a)      Optional Principal Repayment prior to the occurrence of a Termination Event or a Foreclosure Event. The Borrower may, prior to the occurrence of a Foreclosure Event, and upon the delivery of a Principal Repayment Notice substantially in the form attached hereto as Exhibit L, prepay all or any portion of the Note Balance on any Business Day, on one (1) Business Day’s prior notice to the Administrative Agent, the Lender, the Collateral Custodian and each Hedge Counterparty; provided, that (i) the Borrower pays to the Administrative Agent, for the account of the Secured Parties, on the date of any such prepayment, (a) all accrued and unpaid Interest and (b) all other Aggregate Unpaids (including all Breakage Costs, all Hedge

Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement) payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.1; and (ii) no such prepayment shall be permitted unless the Borrower has complied with the terms of any Hedging Agreement requiring one or more Hedge Transactions be terminated in whole or in part as a result of any such prepayment of the Note Balance and Borrower has paid all Hedge Breakage Costs due to the relevant Hedge Counterparty for any such termination. Any notice of a prepayment shall be irrevocable. The Administrative Agent shall provide prompt notice to the Lender following receipt of any notice of intent to prepay. Except as otherwise permitted herein, in connection with any such prepayment, no portion of the Pledged Contracts shall be released from the security interest granted by the Borrower therein in favor of the Administrative Agent.

(b)      Right of First Refusal. Upon the delivery by the Borrower of notice to the Administrative Agent of the occurrence of a Foreclosure Event (or, if earlier, the date such notice should have been delivered in accordance with the provisions of Section 6.1(i)), the Borrower shall have an option for a period of forty five (45) days thereafter to elect to pay the Aggregate Unpaids, by wire transfer in immediately available funds during which 45-day period the Lender shall not sell the Pledged Contracts or the related Collateral. The Borrower may exercise such purchase option and pay the Aggregate Unpaids by wire transfer in immediately available funds by notifying the Administrative Agent, the Lender, the Collateral Custodian and each Hedge Counterparty in writing before expiration of the such forty five (45) day period as to its intent to prepay all of the Note Balance; provided, that (i) the Borrower pays to the Administrative Agent, for the account of the Secured Parties, on a day prior to expiration of such 45-day period, (a) all accrued and unpaid Interest and (b) all other Aggregate Unpaids (including all Breakage Costs, all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement) payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.1 by wire transfer in immediately available funds; and (ii) no such prepayment shall be permitted unless the Borrower has complied with the terms of any Hedging Agreement requiring one or more Hedge Transactions be terminated in whole as a result of any such prepayment of the Note Balance and Borrower has paid all Hedge Breakage Costs due to the relevant Hedge Counterparty for any such termination. Any notice of a prepayment shall be irrevocable. Time is of the essence in connection with the exercise of this right and this right shall, without notice or other action by any party expire at 5:00 p.m. (New York City time) on the 45th day following the occurrence of such Termination Event or Foreclosure Event, as applicable. The Administrative Agent shall provide prompt notice to the Lender following receipt of any notice of intent to prepay.

Section 2.6.    Payments.

(a)      The Borrower shall pay Interest on the unpaid Principal Amount of each Loan for the period from the related Funding Date until the date that such Loan shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Note Balance on each Payment Date in accordance with Section 2.7, unless earlier paid pursuant to Section 2.5.

(b)      Prior to the declaration of the occurrence of the Termination Date, the Note Balance shall bear interest at a rate per annum equal to the Alternative Rate. Upon the occurrence of a Termination Event or a Foreclosure Event, the Note Balance shall bear interest at a rate per annum equal to the Base Rate.

(c)      Interest calculated by reference to the LIBOR Rate shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated by reference to the Prime Rate and the Federal Funds Rate shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual days elapsed. Periodic fees or other periodic amounts payable hereunder shall be calculated on the basis of a 360-day year and for the actual days elapsed.

(d)      The principal of and Interest on the Note shall be paid as provided herein and in the Note. The Administrative Agent shall allocate to the Lender each payment in respect of the Note received by the Administrative Agent as provided herein.

(e)      At or before 4:00 p.m. (Charlotte, North Carolina time) on the day that is one (1) Business Day prior to each Reporting Date, the Administrative Agent shall notify the Borrower and the Servicer of (i) the Alternative Rate for the related Interest Period, and (ii) if applicable, the Base Rate for the related Interest Period. Each determination of the Alternative Rate and the Base Rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

(f)      Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total Interest received by the Lender under this Agreement and the other Transaction Documents exceed the amount which the Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

Section 2.7.    Settlement Procedures.

Pursuant to each Monthly Report, the Servicer shall instruct the Collateral Custodian or such other Eligible Institution then holding the Collection Account to pay to the following Persons, on the related Payment Date, from (i) the Collection Account, to the extent of Available Funds and (ii) the Reserve Account to the extent there is an Available Funds Shortfall, with respect to amounts payable under clauses (i) through (vi) and, solely to the extent that the Note Balance exceeds the Net Principal Balance on such Payment Date, clause (vii), the following amounts in the following order of priority:

(i)        First, pro rata, to each Hedge Counterparty, any amounts owed to such Hedge Counterparty (excluding Hedge Breakage Costs) pursuant to the terms of the related Hedging Agreement;

(ii)       Second, to the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fees and out-of-pocket expenses owed to the Collateral

Custodian (such expenses not to exceed $50,000 per annum prior to a Termination Event or a Foreclosure Event);

(iii)     Third, pro rata, (1) to the Servicer, in an amount equal to the sum of (1) accrued and unpaid Servicing Fee and (2) to the Successor Servicer or Backup Servicer, as applicable, any unpaid Transition Expenses;

(iv)     Fourth, to the Backup Servicer, in an amount equal to (1) any accrued and unpaid Backup Servicing Fee and (2) any amounts payable pursuant to Section 7.10(b), to the extent such amounts have not been paid by the Servicer;

(v)     Fifth, to the Administrative Agent for payment to the Lender in an amount equal to any accrued and unpaid (1) Interest (plus Used Fee and the Unused Fee) with respect to the Note Balance, (2) Breakage Costs allocable to Loans and (3) all other Aggregate Unpaids (other than the Note Balance) then due under this Agreement to the Administrative Agent, the Lender, the Affected Parties or the Indemnified Parties, for the payment thereof;

(vi)     Sixth, to the Administrative Agent for payment to the Lender all accrued and unpaid fees;

(vii)    Seventh, pro rata, (i) to the Administrative Agent for payment to the Lender, in an amount equal to the excess (if any) of the Note Balance as of the related Determination Date over the Borrowing Base as of such Determination Date and (ii) to each Hedge Counterparty, in an amount equal to any Hedge Breakage Costs owed to such Hedge Counterparty pursuant to the terms of the related Hedging Agreement;

(viii)   Eighth, pro rata, to the Administrative Agent and to the Lender, all other amounts owed to the Administrative Agent, the Lender and the other Indemnified Parties;

(ix)     Ninth, if (1) the Termination Date has occurred, the remaining funds to reduce the Note Balance to zero or (2) prior to the occurrence of the Termination Date, to the Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Reserve Account Required Amount;

(x)      Tenth, pro rata, (1) to the extent not paid pursuant to clause (ii) above (whether as a result of the limitations on amounts set forth therein or otherwise) to the Collateral Custodian any fees, expenses or indemnities owed to the Collateral Custodian and (2) to the extent not paid pursuant to clause (iv) above (whether as a result of the limitations on amounts set forth therein or otherwise) to the Backup Servicer any fees, expenses or indemnities owed to the Backup Servicer; and

(xi)     Eleventh, so long as no Termination Event or Foreclosure Event shall have occurred and be continuing, any remaining amount shall be distributed to the Borrower.

Section 2.8.    Repayment Obligation.

The Borrower promises to pay to the Administrative Agent for the account of the Lender, (i) upon the written request of the Administrative Agent, all Breakage Costs, the amount of which shall determined by the Lender, set forth in a written notice to the Borrower and shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith in accordance with the terms of this Agreement.

Section 2.9.    Payments, Computations, Etc.

(a)      Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Charlotte, North Carolina time) on the day when due in Dollars in immediately available funds to the Administrative Agent’s Account. Except as otherwise provided in Section 2.6, the Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder at a rate per annum equal to the sum of (1) the Base Rate and (2) 4.50%, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.

(b)      Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 12:00 noon (Charlotte, North Carolina time) such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c)      If any Loan requested by the Borrower and approved by the Lender and the Administrative Agent pursuant to Section 2.1 is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund such Loan on the date, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(d)      All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

(e)      To the extent that (i) any Person makes a payment to the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian or the Lender or the Administrative Agent or (ii) the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian or the Lender or the Administrative Agent receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or United States federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian or the Lender or the Administrative Agent, as the case may be.

Section 2.10.  Collections and Allocations; Investment of Funds.

(a)      On or prior to the Closing Date or the applicable Funding Date (with respect to any Subsequent Contracts), the Borrower or the Servicer shall have instructed all Obligors to make all payments in respect of the related Contracts to the Lockbox or Depository Account.

(b)      Each of the Servicer and the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) deposit all Collections received by it in the Collection Account. The Servicer shall make such deposits or payments by electronic funds transfer, in immediately available funds.

(c)      On the Closing Date and on each Funding Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-off Date and through and including the Closing Date or Funding Date, as the case may be, in respect of Contracts pledged on such date.

(d)      On each Payment Date during the Revolving Period, the Servicer shall direct the Collateral Custodian pursuant to the Monthly Report to withdraw from the Reserve Account the Reserve Account Withdrawal Amount, if any, to be applied in accordance with Section 2.7. On and after the Termination Date, all amounts on deposit in the Reserve Account shall be applied by the Collateral Custodian as directed in writing by the Lender.

(e)      To the extent there are uninvested amounts on deposit in the Collection Account and/or the Reserve Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected (i) prior to the occurrence of any Termination Event, Servicer Termination Event or Foreclosure Event, by the Borrower or (ii) from and after the occurrence of any Termination Event, Servicer Termination Event or Foreclosure Event, by the Administrative Agent. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.

(f)      All earnings on amounts in the Reserve Account shall (i) to the extent necessary, remain on deposit in the Reserve Account until the amount on deposit therein is equal to or greater than the Reserve Account Required Amount and (ii) be deposited into the Collection Account if the amount on deposit in the Reserve Account is greater than the Reserve Account Required Amount after giving effect to all withdrawals and deposits to the Reserve Account on any Payment Date.

Section 2.11.  Fees.

(a)      The Administrative Agent shall be entitled to receive, for the account of the Lender, monthly in arrears, the Used Fees and the Unused Fee from the Collection Account in accordance with Section 2.7.

(b)      The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7, which fee shall be equal to (i) prior to the Termination Date, the product of (x) the Servicing Fee Rate, (y) the Net Principal Balance as of the first Business Day of the preceding Collection Period, and (z) a fraction the numerator of which is 30 and the denominator of which is 360, and (ii) on and after the Termination Date, the greater of (A) the product of (x) the Servicing Fee Rate, (y) the Net Principal Balance as of the first Business Day of the preceding Collection Period, and (z) a fraction the numerator of which is 30 and the denominator of which is 360, and (B) $35.00 per Pledged Contract that is not a Defaulted Contract.

(c)      The Backup Servicer shall be entitled to receive the Backup Servicing Fee and its out-of-pocket expenses owed to it, monthly in arrears in accordance with Section 2.7, which fee shall be equal to the product of (i) the Backup Servicing Fee Rate, (ii) the Net Principal Balance as of the first Business Day of the preceding Collection Period, and (iii) a fraction the numerator of which is 30 and the denominator of which is 360.

(d)      The Collateral Custodian shall be entitled to receive the Collateral Custodian Fee and its out-of-pocket expenses owed to it in accordance with Section 2.7.

(e)      The Borrower shall pay to the Administrative Agent, on the Closing Date, the Structuring Fee and other amounts due and payable on the Closing Date pursuant to the Fee Letter in immediately available funds.

Section 2.12.  Increased Costs; Capital Adequacy; Illegality.

(a)      If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Excluded Taxes and any Taxes as to which an Additional Amount is payable pursuant to Section 2.13) with respect to a Loan hereunder, or any right or obligation to make Loans hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting a Loan or any Affected Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or Pledged Contract by an Affected Party under this Agreement, under any other Transaction Document, then on the Payment Date in the calendar month following the calendar month during which such Affected Party demands payment (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b)      If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy, but, in each case, excluding Taxes, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, on the Payment Date in the calendar month following the calendar month during which such Affected Party demands payment (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or the Borrower with the assets and liabilities of the Administrative Agent or the Lender or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.

(c)      In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate describing such additional or increased cost or reduction in reasonable detail, which certificate shall be conclusive absent manifest error.

(d)      If the Lender shall notify the Administrative Agent that a Eurodollar Disruption Event as described in clause (i) of the definition of “Eurodollar Disruption Event” has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Interest accrues at a rate based upon the LIBOR Rate shall immediately be converted into Loans in respect of which Interest accrues at the Base Rate.

Section 2.13.  Taxes.

(a)      All payments made by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and if such Taxes are not Excluded Taxes the amount payable to the Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes other than Excluded Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. If the Lender or the Administrative Agent pays any Taxes other than Excluded Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section, on the Payment Date in the calendar month following the calendar month during which the Lender or Administrative Agent demands payment, the Borrower shall reimburse the Lender or Administrative Agent in full.

(b)      The Borrower will indemnify the Lender and the Administrative Agent for the full amount of Taxes (other than Excluded Taxes) in respect of which the Borrower is required to pay Additional Amounts (including any Taxes imposed by any jurisdiction on such Additional Amounts) paid by the Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Lender or Administrative Agent making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of the Lender or the Administrative Agent stating or otherwise evidencing that the Lender or the Administrative Agent has made payment of such Indemnified Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Indemnified Taxes. This indemnification shall be made on the Payment Date in the calendar month following the calendar month during which the Lender or Administrative Agent (as the case may be) makes written demand therefor.

(c)      Within thirty (30) days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d)      Within thirty (30) days of the written request of the Borrower therefor, the Administrative Agent and the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) the Administrative Agent and the Lender shall not be required to deliver such certificates, forms or other documents if in their respective sole discretion it is determined that the deliverance of such certificate, form or other document would have a material adverse affect on the Administrative Agent or the Lender and (ii) the Borrower shall reimburse the Administrative Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(e)      (i) Any Lender or assignee that is entitled to an exemption from or reduction of Taxes with respect to payments made under any Transaction Document shall deliver to the Borrower, the Administrative Agent and the Collateral Custodian, at the time or times reasonably requested by the Borrower, the Administrative Agent or the Collateral Custodian, such properly completed and executed documentation reasonably requested by the Borrower, the

Administrative Agent or the Collateral Custodian as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or assignee, if reasonably requested by the Borrower, the Administrative Agent or the Collateral Custodian, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Administrative Agent or the Collateral Custodian as will enable the Borrower, the Administrative Agent or the Collateral Custodian to determine whether or not such Lender or assignee is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing:

(A) any Lender or assignee that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Lender or assignee that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I)      two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two (2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender or assignee claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (x) a statement certifying that such Lender or assignee is not (1) a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Transaction Documents are effectively connected with such Lender or assignee’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms), or

(IV) to the extent a Lender or assignee is not the beneficial owner, two (2) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender or assignee, accompanied by an Internal Revenue Service Form W-8ECI, Form W-8BEN claiming benefits under a treaty, Form W-8BEN and U.S. Tax Compliance Certificate, Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable.

Notwithstanding any other provisions of this clause (e), a Lender or assignee shall not be required to deliver any form that such Lender or assignee is not legally eligible to deliver.

(f)      if a payment made to a Lender or assignee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or assignee were to fail to comply with the applicable reporting requirements of FATCA, such Lender or assignee shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional document reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or assignee has complied with such Lender or assignee’s obligations under FATCA or the amount to deduct and withhold from such payment.

Section 2.14.  Re-Liening Trigger Event.

Upon the occurrence of a Re-Liening Trigger Event, the Servicer, the Originator, the Borrower and the Collateral Custodian shall, at the request of the Administrative Agent, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicle to be revised to name the Administrative Agent on behalf of the Secured Parties as lienholder; any Re-Liening Expenses shall be paid by the Servicer, and to the extent such costs are not paid by the Servicer, such unpaid costs shall be recovered as described in Section 2.7.

In no event shall the Collateral Custodian be required to expend funds in connection with this Section that will not otherwise be reimbursed to it. The Servicer irrevocably appoints the Administrative Agent as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed by it pursuant to this Section including execution of Certificates of Title or any other documents in the name and stead of the Servicer. If at any time a Person other than DTCC becomes the Servicer, DTCC shall execute a power of attorney with respect to such Successor Servicer promptly after its appointment as such, naming such Successor Servicer as its attorney-in-fact for the purposes described in this Section.

Section 2.15.  Permitted Take-Outs.

(a)      On any Business Day, the Borrower shall have the right to prepay a portion of the Note Balance and require the Administrative Agent to release its security interest and Lien on the related Collateral in connection with a Permitted Take-Out, subject to the satisfaction of the following terms and conditions:

(i)       the Borrower shall have given the Administrative Agent and each Hedge Counterparty at least five (5) Business Days’ prior written notice of its intent to effect a Permitted Take-Out;

(ii)      each Permitted Take-Out shall reduce the Note Balance by a minimum aggregate amount of five million dollars ($5,000,000) or integral multiples of one million dollars ($1,000,000) in excess thereof;

(iii)      on or before the date of a release of Collateral pursuant to this Section 2.15 in connection with a Permitted Take-Out, unless a Permitted Take-Out is to be effected on a Payment Date (in which case the relevant calculations with respect to such Permitted Take-Out shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent (with a copy to each Hedge Counterparty) a Permitted Take-Out Date Certificate, together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Permitted Take-Out Date (after giving effect to such Permitted Take-Out) to make the required prepayment on the Note Balance and the other Aggregate Unpaids with respect to the release of the related Collateral in accordance with this Agreement, which funds may come from capital contributions from DTAC or the proceeds of the sale of the Collateral in connection with such Permitted Take-Out (which sale price must be negotiated in an arm’s-length manner and which sale terms do not require the Borrower to make any representations, warranties or covenants or to provide any indemnification for the benefit of any other party);

(iv)     on the date of a release of Collateral pursuant to this Section 2.15 in connection with a Permitted Take-Out, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the release to the Borrower of the related Collateral on the related Permitted Take-Out Date, (A) the representations and warranties contained in Sections 5.1 and 5.2 are true and correct on such date, except to the extent relating to an earlier date, (B) no Termination Event, Unmatured Termination Event, Servicer Termination Event, Overcollateralization Increase Event or Foreclosure Event has occurred, (C) no selection procedures were utilized by the Borrower in connection with the Permitted Take-Out that could be reasonably expected to be materially adverse to the interests of the Secured Parties and (D) after giving effect to such Permitted Take-Out, the Note Balance does not exceed the Borrowing Base;

(v)      on the related Permitted Take-Out Date, the Administrative Agent, on behalf of the Lender, shall have received, in immediately available funds, an amount equal to the sum of (A) the portion of the Note Balance to be prepaid, (B) all accrued and unpaid Interest attributable to that portion of the Note Balance to be prepaid on such day in connection with the Permitted Take-Out, (C) an aggregate amount equal to the sum of all other amounts then due and owing to the Administrative Agent or the Lender, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including any Breakage Costs), to the extent reasonably determined by the Administrative Agent or the Lender, as applicable, to be attributable to that portion of the Note Balance to be paid to such Secured Party in connection with the Permitted Take-Out and (D) all other Aggregate Unpaids then due and owing to the extent reasonably determined by any Secured Party to be attributable to that portion of the Note Balance to be paid to such Secured Party in connection with the Permitted Take-Out and such amount shall be paid in accordance with the provisions of Section 2.7;

(vi)     on the related Permitted Take-Out Date each Hedge Counterparty shall have received all Hedge Breakage Costs attributable to that portion of the Note Balance to be prepaid in connection with the Permitted Take-Out pursuant to this Section 2.15;

(vii)    on or prior to each Permitted Take-Out Date, the Borrower shall have delivered to the Administrative Agent, the Collateral Custodian and each Lender (x) a list specifying all Contracts under which the Pledged Contracts to be released pursuant to such Permitted Take-Out arose and (y) an updated Schedule of Contracts giving effect to such Permitted Take-Out that shall be confirmed in writing by the Collateral Custodian (which confirmation may take the form of an email to the Administrative Agent and the Lenders stating that the updated Schedule of Contracts delivered by the Borrower comports with the records maintained by the Collateral Custodian); and

(viii)   no Termination Event, Unmatured Termination Event, Servicer Termination Event or Foreclosure Event shall occur as a result of such Permitted Take-Out.

(b)      The Borrower hereby agrees to pay the reasonable out-of-pocket legal fees and expenses of the Administrative Agent, the Collateral Custodian, the Backup Servicer and each Secured Party in connection with any Permitted Take-Out (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lender, the Collateral Custodian and any other party having such an interest in the Pledged Contracts in connection with such Permitted Take-Out).

(c)      In connection with any Permitted Take-Out, on the related Permitted Take-Out Date, subject to satisfaction of the conditions referred to in Section 2.15(a), the Administrative Agent shall, at the expense of the Borrower (i) execute and deliver such instruments of release with respect to the portion of the Pledged Contracts (and the other related Collateral) to be released to the Borrower, including a Permitted Take-Out Release, in favor of the Borrower as the Borrower may reasonably request and (ii) deliver (or cause to be delivered) any portion of the Pledged Contracts (and the other related Collateral) to be released to the Borrower in its possession or the possession of the Collateral Custodian to the Borrower.

Article III

Security

Section 3.1.    Collateral and Backup Collateral.

(a)      The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):

(i)       all Contracts in which the Borrower has any interest and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Contracts) or to become due or received by any Person in payment of any of the foregoing on or after the related Cut-off Date;

(ii)      the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and each security interest in each Financed Vehicle securing each such Contract, including all proceeds from any sale or other disposition of such Financed Vehicles;

(iii)     the Purchase Agreement (including each Transfer Agreement) and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase Agreement;

(iv)     the Account Collateral;

(v)      reserved;

(vi)     all Hedge Collateral;

(vii)    the Contract Files, Servicer Files and the Schedule of Contracts, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the Contract Files and Servicer Files, including rights of recourse of the Borrower against the Originator and/or any Dealer;

(viii)   all Records, documents and writings evidencing or related to the Pledged Contracts;

(ix)     all rights to payment under all Insurance Policies with respect to a Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;

(x)      all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Pledged Contracts, whether pursuant to the related Contracts or otherwise;

(xi)     all rights to payment under all service contracts and other contracts and agreements associated with the Pledged Contracts and all of the Borrower’s interest in all recourse rights against the related Dealer with respect to the applicable Pledged Contracts (excluding any rights in any dealer reserve under the related Dealer Agreement);

(xii)    [reserved];

(xiii)   the Performance Guaranty;

(xiv)   all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in respect of or in connection with the Pledged Contracts and Financed Vehicles;

(xv)    all Liquidation Proceeds;

(xvi)   reserved;

(xvii)  any payments from a bank account of, and any electronic funds transfers from, any Obligor or Contract Rights Payor (subject to the terms and conditions of the Master Agency Agreement);

(xviii)  any deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing; and

(xix)   all income, products, accessions and proceeds of the foregoing.

Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Pledged Contract in accordance with the terms of this Agreement, such Contract, the related Finance Vehicle and all other items of Collateral arising from such Contract shall no longer be a part of the Collateral hereunder; provided, that no Pledged Contract shall be released without the consent of the Administrative Agent.

(b)      The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Pledged Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)      Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.

Section 3.2.    Release of Collateral; No Legal Title.

(a)      At the same time as any (i) Pledged Contract expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Pledged Contract and the related Collateral. In connection with any sale of a related Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above, after the deposit by the Servicer of the proceeds of such sale into the Collection Account, the Administrative Agent will at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements, payoff letters and any other releases and instruments as the Servicer may reasonably request or that Servicer shall deem necessary in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Sections 7.3(c) or 7.3(d) with respect to the proceeds of any such sale.

(b)      In connection with (a) any repurchase of Pledged Contracts by Originator from the Borrower pursuant to the Purchase Agreement or (b) any transfer of Pledged Contracts pursuant to Section 2.15 and promptly upon the Facility Termination Date and upon payment in full of the related Aggregate Unpaids, the Administrative Agent, at the Borrower’s expense shall execute, deliver, file and record any partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to evidence the release by the Administrative Agent of its security interest in the applicable Pledged Contracts and related Collateral.

(c)      The Administrative Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.

Section 3.3.    Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.

(a)      The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary, or that the Administrative Agent may deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Pledged Contracts and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.

(b)      If the Borrower fails to perform any of its obligations under this Section 3.3 after five (5) Business Days’ notice from the Administrative Agent or any Secured Party, the

Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article Eleven. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Pledged Contracts and the other Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Pledged Contracts and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Pledged Contracts and the other Collateral. This appointment is coupled with an interest and is irrevocable.

Section 3.4.    Collateral Assignment of the Purchase Agreement.

The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has collaterally assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement (including each Transfer Agreement). The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement or any Transfer Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement or any Transfer Agreement. The Borrower further confirms and agrees that such collateral assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such collateral assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement shall be continuing and shall survive any termination of such collateral assignment.

Article IV

Conditions of Closing and Loans

Section 4.1.    Conditions to Closing.

The Closing Date shall not occur, nor shall the Lender, the Administrative Agent, the Backup Servicer or the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until, all of the following conditions have been satisfied, in the sole discretion of the Administrative Agent:

(a)      Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and Opinions of Counsel as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.

(b)      The Administrative Agent shall have received (i) satisfactory evidence, which may be in the form of an Opinion of Counsel or Officer’s Certificate, that the Borrower, the Servicer, the Originator, the Backup Servicer, DTAG and the Collateral Custodian have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Servicer, the Originator, the Backup Servicer, DTAG and the Collateral Custodian in form and substance satisfactory to the Administrative Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or Officer’s Certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against the Originator or the Borrower for a breach of the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.

(c)      The Borrower, the Servicer, DTAG and DTAC shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to such compliance and other closing matters.

(d)      The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter.

(e)      No Termination Event, Foreclosure Event or Unmatured Termination Event shall have occurred.

(f)      No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(g)      [reserved]

(h)      The Administrative Agent, on behalf of the Lender, shall have received the original executed copy of the Performance Guaranty.

(i)      The Administrative Agent, on behalf of the Lender, shall have received copies of the Master Agency Agreement and the DTAC Indenture, together with all amendments, modifications, waivers, supplements, restatements and replacements thereto, together with a certificate of a responsible officer of DTAC as to the completeness of each such document.

Section 4.2.    Conditions Precedent to All Loans.

Each request for a Loan by the Borrower to the Lender shall be subject to the conditions set forth in Section 4.1 and the further conditions precedent that:

(a)      With respect to any Loan (including the Initial Loan), the Servicer shall have delivered to the Administrative Agent, on or prior to the date of such Loan in form and substance satisfactory to the Administrative Agent, (i) a Funding Request and (ii) in the case of Contracts being added to the Collateral, a Transfer Agreement (Exhibit A to the Purchase Agreement including the Schedule of Contracts attached thereto) dated not later than one (1) Business Day prior to the date of such Loan and containing such additional information as may be reasonably requested by the Administrative Agent.

(b)      On the date of such Loan, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Loan and pledge of Contracts:

(i)       the representations and warranties contained in Sections 5.1 and 5.2 are true and correct in all material respects (provided that the materiality threshold in this clause shall not be applicable to any representation or warranty referred to herein which is itself subject to a materiality qualification) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation and warranty expressly refers to an earlier date);

(ii)      no event has occurred and is continuing, or would result from such transaction that constitutes (x) a Termination Event, Foreclosure Event or Unmatured Termination Event or (y) a Servicer Termination Event or any event that with the giving of notice of the lapse of time, or both, would constitute a Servicer Termination Event;

(iii)     on and as of such day, after giving effect to such Loan, the Principal Amount of such Loan and the aggregate Principal Amount of all Loans does not exceed the Available Amount;

(iv)     on and as of each such day, the Borrower and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to be performed by it at or prior to such day in all material respects (provided that the materiality threshold in this clause shall not be applicable to any representation or warranty referred to herein which is itself subject to a materiality qualification); and

(v)      no law or regulation shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loan by the Lender in accordance with the provisions hereof.

(c)      No procedures reasonably believed by the Borrower to be materially adverse to the interests of the Lenders were utilized by the Borrower in identifying and/or selecting Contracts to be acquired from the Originator pursuant to the related Transfer Agreement.

(d)      The Borrower has deposited into the Reserve Account an amount equal to the excess of (i) the Reserve Account Required Amount over (ii) the Reserve Account Amount, in each case calculated after giving effect to the conveyance of Contracts relating to such requested Loan.

(e)      The Administrative Agent shall have received evidence satisfactory to it that the Contracts to be added to the Collateral in connection with such requested Loan are free and clear of any Lien, and that DTAC has taken such actions, as are necessary and appropriate, to release the Lien created in connection with the DTAC Indenture.

(f)      On the date of such transaction, the Administrative Agent shall have received such other approvals, Opinions of Counsel, information or documents as the Administrative Agent may reasonably require.

(g)      The Hedging Agreement shall be in effect and the requirements of Section 6.3 shall be satisfied.

(h)      The Borrower shall have delivered each related Contract File to the Collateral Custodian and the Administrative Agent shall have received the related executed Contract Receipt.

(i)      With respect to any Pledged Contracts relating to Obligors with addresses in any one State that account for 10% or more of Net Principal Balance of Pledged Contracts that are Eligible Contracts as of such Funding Date, the Servicer, if requested by the Administrative Agent, shall have delivered either (I) an Opinion of Counsel that is satisfactory in form and substance to the Administrative Agent to the effect that the Collateral Custodian, on behalf of the Secured Parties, has a perfected security interest in the related Financed Vehicles or (II) a copy of an opinion of counsel delivered in connection with any securitization of retail auto installment sales contracts by a DT Entity, which opinion concludes, subject to reasonable assumptions and qualifications, that the trustee in such securitization has a perfected security interest in the auto loan contracts of borrowers under such auto loan contracts which borrowers have addresses in such State, which opinion is dated no more than one year prior to such Funding Date.

(j)      The evidence and confirmations required pursuant to Section 6.6 for each prior Collection Period shall have been provided to the Administrative Agent and to the Lender.

Article V

Representations and Warranties

Section 5.1.    Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a)      Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company, in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Contracts and other Collateral.

(b)      Due Qualification.    The Borrower is duly qualified to do business and is in good standing as a Delaware limited liability company, and, has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Pledged Contracts) except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.

(c)      Power and Authority; Due Authorization.    The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.

(d)      No Violation.    The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement or (iii) violate any Applicable Law the violation of which could result in a Material Adverse Effect.

(e)      No Proceedings.    There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling the violation of which could reasonably be expected to have a Material Adverse Effect.

(f)      All Consents Required.    All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(g)      Bulk Sales.    The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.

(h)      Solvency.    The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(i)      Selection Procedures.    No procedures that could be reasonably expected to be materially adverse to the interests of the Lender were utilized by the Borrower or the Originator in identifying and/or selecting Contracts for acquisition by the Borrower from the Originator. In addition, each Pledged Contract shall have been underwritten in accordance with and satisfy the standards of the Credit and Collection Policy.

(j)       Taxes.    The Borrower has filed, caused to be filed, or received an extension of time for filing that has not yet expired of all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(k)      Exchange Act Compliance; Regulations T, U and X.    None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.

(l)       Quality of Title.    Each Pledged Contract shall, at all times, be owned by the Borrower free and clear of any Lien (other than Permitted Liens), and upon the Initial Loan and each Subsequent Loan, the Administrative Agent, as agent for the Secured Parties, shall acquire a valid and perfected first priority security interest in each Pledged Contract and the related Collateral then existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) the Borrower in accordance with the Purchase Agreement or (ii) the Administrative Agent in accordance with this Agreement.

(m)     Security Interest.    The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent, as secured party and the Borrower as debtor, or upon the Collateral Custodian obtaining control, in the case of that portion of the Collateral which constitutes chattel paper, the Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral have been (or prior to the applicable Loan will be) made.

(n)      Reports Accurate.    All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the initial Pledged Contracts immediately prior to the Closing Date) furnished or to be furnished by the Borrower to the Administrative

Agent, the Collateral Custodian, the Backup Servicer or any Secured Party under this Agreement are true, complete and correct in all material respects as of the date specified therein or the date so furnished (as applicable).

(o)      Location of Offices.  The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 15.2 (or at such other locations as to which the notice and other requirements specified in Section 6.2(f) shall have been satisfied).

(p)      Lockbox; Collection Account; Master Agency Agreement.    The Lockbox and the Collection Account or any interest therein has not been pledged or assigned to any party other than as provided herein. Exhibit N hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit N. No DT Entity has granted any Person, other than Wells Fargo Bank, N.A. under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event.

(q)      Tradenames and Place of Business.    Except as described in Schedule E, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r)      Purchase Agreement.  The Purchase Agreement is the only agreement pursuant to which the Borrower acquires any interest in any Contracts.

(s)      Value Given.    The Borrower has given reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of the Contracts and the related Collateral transferred to the Borrower under the Purchase Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Originator to the Borrower and no such transfer is or may be voidable or subject to avoidance under any Insolvency Law.

(t)      Accounting.  The Borrower accounts for the transfers to it from the Originator of Contracts and related Collateral under the Purchase Agreement as sales of such Contracts and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein, other than for federal tax and consolidated accounting purposes.

(u)      Special Purpose Entity.  The Borrower is in compliance with Section 6.2(n).

(v)      Investment Company Act.  The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act.

(w)     Reserved.

(x)      Accuracy of Representations and Warranties.  Each representation or warranty by the Borrower contained herein, in any other Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.

(y)      OFAC.  None of the Borrower nor any DT Entity (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 5.2.    Representations and Warranties of the Borrower relating to this Agreement and the Pledged Contracts.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a)      Binding Obligation.   This Agreement and each other Transaction Document to which the Borrower is a party each constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity)

(b)      Security Interest.  This Agreement constitutes a grant of a security interest by the Borrower to the Administrative Agent for the benefit of the Secured Parties in all Collateral which upon the filing of financing statements in the applicable jurisdictions and, in the case of Subsequent Contracts in connection with the applicable Subsequent Loan, shall be a first priority perfected security interest in all Collateral.

(c)      Eligibility of Contracts.

(i)       As of the Closing Date, (A) Schedule B and the information contained in the Funding Request delivered pursuant to Section 2.1 is an accurate and complete listing in all material respects of the Contracts constituting a portion of the Collateral as of the date of the Initial Loan and the information contained therein with respect to the identity of such Contracts and the amounts owing thereunder is true and correct in all material respects as of the related Cut-off Date, (B) each such Contract is an Eligible Contract, (C) each such Contract and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (D) with respect to each such Contract, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Contract and the related Collateral to the Administrative Agent have been duly obtained, effected or given and are in full force and effect.

(ii)      On each Addition Date, the Borrower shall be deemed to represent and warrant that (A) Schedule B and the information contained in the Funding Request delivered pursuant to Section 2.1 is an accurate and complete listing in all material respects of the Contracts (including the Subsequent Contracts being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Loan and the information contained therein with respect to the identity of such Contracts and the amounts owing thereunder is true and correct in all material respects as of the related Cut-off Date, (B) each such Subsequent Contract referenced on the related Funding Request delivered pursuant to Section 2.1 is an Eligible Contract, (C) each such Subsequent Contract and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (D) with respect to each such Contract, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Contract and the related Collateral have been duly obtained, effected or given and are in full force and effect and (E) the representations and warranties set forth in Section 5.2 are true and correct with respect to each Contract pledged on such day as if made on such day.

Section 5.3.    Representations and Warranties of the Initial Servicer.

The initial Servicer represents and warrants as follows:

(a)      Organization and Good Standing.  The Servicer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Arizona, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)      Due Qualification.  The Servicer is duly qualified to do business as a limited liability company, is in good standing as a limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Pledged Contracts, requires such qualification, licenses or approvals except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect.

(c)      Power and Authority; Due Authorization.   The Servicer (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) carry out the terms of the Transaction Documents to which it is a party and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(d)      Binding Obligation.   This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms.

(e)      No Violation.   The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of organization, operating agreement or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such articles of organization, operating agreement or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law the violation of which could result in a Material Adverse Effect.

(f)       No Proceedings.  There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party, (iii) challenging the enforceability of a material portion of the Pledged Contracts or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)      All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h)      Reports Accurate.     All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer to the Administrative Agent, the Collateral Custodian, the Backup Servicer or any Secured Party in connection with this Agreement are accurate, true and correct as of the date specified therein or the date so furnished (as applicable).

(i)       Servicer’s Performance.  The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.

(j)       Compliance with Credit and Collection Policy.  The Servicer has, with respect to the Contracts, complied in all material respects with the Credit and Collection Policy.

(k)      Lockbox; Collection Account.  The Servicer has neither pledged nor assigned, nor entered into a control agreement with respect to, the Lockbox or the Collection Account or amounts on deposit therein with or to any Person except the Administrative Agent and/or the Secured Parties.

Section 5.4.    Representations and Warranties of the Backup Servicer.

The Backup Servicer represents and warrants as follows:

(a)      Organization and Good Standing.  The Backup Servicer has been duly organized, and is validly existing as a national banking association and in good standing under the laws of the United States, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)      Power and Authority; Due Authorization.    The Backup Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and (B) carry out the terms of this Agreement and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of this Agreement.

(c)      Binding Obligation.    This Agreement constitutes a legal, valid and binding obligation of the Backup Servicer enforceable against the Backup Servicer in accordance with its terms.

(d)      No Violation.    The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Backup Servicer’s organizational documents or any Contractual Obligation of the Backup Servicer, (ii) result in the creation or imposition of any Lien upon any of the Backup Servicer’s properties pursuant to the terms of any such organizational documents or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(e)      No Proceedings.  There is no litigation, proceeding or investigation pending or, to the knowledge of the Backup Servicer, threatened against the Backup Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) challenging the enforceability of any portion of the Pledged Contracts or (iv) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(f)       All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Backup Servicer of this Agreement have been obtained.

Section 5.5.    Breach of Representations and Warranties; Retransfer of an Ineligible Contract.

If it is discovered that a Contract was an Ineligible Contract on the date such Contract was pledged by the Borrower to the Administrative Agent for the benefit of the Secured Parties hereunder, no later than the earlier of (i) knowledge by the Borrower of such Contract having been an Ineligible Contract and (ii) receipt by the Borrower from the Administrative Agent or Servicer of written notice thereof, the Borrower shall either (A) accept the release of each such Ineligible Contract, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Contract or (B) subject to confirmation of such Substitute Contract being an Eligible Contract, substitute for such Ineligible Contract a Substitute Contract. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Contract from the Administrative Agent, and the Net Principal Balance shall be reduced by the Principal Balance (as of the end of the most recent Collection Period) of each such Ineligible Contract and, if applicable, increased by the Principal Balance of each such Substitute Contract.

On and after the date of release, the Ineligible Contract so released shall not be included in the Collateral and the Substitute Contract shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Contract, make a deposit of the Release Price to the Collection Account in immediately available funds. Upon each release to the Borrower of such Ineligible Contract, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Ineligible Contract and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Contract and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Contract, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Contract pursuant to this Section 5.5.

Article VI

Covenants

Section 6.1.    Affirmative Covenants of the Borrower.

From the date hereof until the Facility Termination Date unless the Administrative Agent shall otherwise consent in writing:

(a)      Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Pledged Contracts and related Financed Vehicles.

(b)      Preservation of Existence.  The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)      Performance and Compliance with Pledged Contracts.  The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Pledged Contracts and in and all other agreements related to such Contracts.

(d)      Keeping of Records and Books of Account.   The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pledged Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pledged Contracts.

(e)      Originator Assets.  With respect to each Contract acquired by the Borrower, the Borrower will: (i) acquire such Contract pursuant to and in accordance with the terms of the

Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Contract, including (A) filing and maintaining, effective financing statements (Form UCC-1) listing the Originator as debtor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) taking all additional action that the Administrative Agent may reasonably request, including the filing of financing statements listing the Administrative Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)       [Reserved].

(g)      Separate Corporate Existence.   The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 6.2(n).

(h)      Credit and Collection Policy.  The Borrower will comply and cause the Servicer to comply, with the Credit and Collection Policy with respect to each Pledged Contract.

(i)       Termination Events.  The Borrower will provide the Administrative Agent, the Backup Servicer, the Collateral Custodian and each Hedge Counterparty with written notice promptly and in any event within three (3) Business Days after any Responsible Officer of the Borrower obtains knowledge (or should have obtained knowledge) of the occurrence of any Termination Event, Unmatured Termination Event, Servicer Termination Event or Foreclosure Event setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j)       Taxes.   The Borrower will file and pay any and all Taxes, including those required to meet the obligations of the Transaction Documents.

(k)      Use of Proceeds.  The Borrower will use the Principal Amounts only to acquire Contracts and to fund deposits to the Reserve Account.

(l)       Liens.  The Borrower will not create, or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox or the Collection Account except as set forth herein.

(m)     Reporting.    The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish to the Administrative Agent and each Hedge Counterparty:

(i)       Monthly Reports.   Not later than the Reporting Date preceding each Payment Date, a Monthly Report.

(ii)      Income Tax Liability.   Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic, telex or telecopied notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.

(iii)     Tax Returns.   Upon demand by the Administrative Agent, copies of all federal, State and local Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes) for Tax years the statute of limitations with respect to which has not yet expired as of the time of the demand therefor.

(iv)     Auditors’ Management Letters.  Promptly after any auditors’ management letters are received by the Borrower or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower.

(v)      Representations.    Promptly upon receiving knowledge of same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 5.1 or 5.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(vi)     ERISA.  Promptly, and in any event within thirty (30) days, after receiving notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Borrower, a copy of such notice.

(vii)    Proceedings.   As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any DT Entity where it is reasonably expected that such action or proceeding will result in a judgment of $1 million or more.

(viii)   Notice of Material Events.  Promptly upon becoming aware thereof, notice of any other event or circumstance that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(n)      Accounting Policy.  The Borrower will promptly notify the Administrative Agent of any change in the Borrower’s accounting policies.

(o)      Depository Account; Lockbox.  On and after the date hereof, the Borrower will cause each Depository Account and Lockbox to be subject at all times to the Master Agency Agreement.

(p)      Other.  The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Originator as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

Section 6.2.    Negative Covenants of the Borrower.

From the date hereof until the Facility Termination Date without the written consent of the Administrative Agent:

(a)      Other Business.   Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to or as contemplated by this Agreement, any Hedging Agreement required by Section 6.3 of the Purchase Agreement or any other Transaction Document (excluding any incidental expenses incurred by the Borrower in connection with the performance of its obligations under the foregoing documents) or (iii) form any Subsidiary or make any Investments in any other Person.

(b)      Pledged Contracts Not to be Evidenced by Instruments.  The Borrower will take no action to cause any Pledged Contract that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Contract.

(c)      Security Interests.  The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.

(d)      Mergers, Acquisitions, Sales, Etc.   The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).

(e)      Distributions.  The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding (each a “Restricted Payment”), provided that prior to the Termination Date, the Borrower may make Restricted Payments out of amounts released to the Borrower pursuant to Section 2.07(l), the proceeds of the Loans, and Pledged Contracts released pursuant to Section 2.15, in each case, so long as (i) no Termination Event, Foreclosure Event or Unmatured Termination Event shall then exist or would result therefrom and (ii) such Restricted Payments have been approved by all necessary action on the part of the Borrower and in compliance with Applicable Law.

(f)       Change of Name or Location of Contract Files.  The Borrower shall not (i) change its name or jurisdiction of formation, move the location of its principal place of business and chief executive office, or the offices where it keeps the Records from the location referred to in Section 15.2, or (ii) move, or consent to the Collateral Custodian or Servicer moving, the Contract Files from the location thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Administrative Agent and the Borrower has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral.

(g)      True Sale.  The Borrower will not account for or treat (whether in the Borrower’s financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Contracts and related assets by the Originator to the Borrower, other than for federal tax and consolidated accounting purposes.

(h)      ERISA Matters.  The Borrower will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(i)       Formation Documents; Etc..   Without the prior consent of the Administrative Agent, the Borrower will not amend, modify, waive, restate, replace, supplement or terminate or consent, agree to or acquiesce in any amendment, modification, waiver, restatement, replacement, supplementation or termination of, any provision of its Formation Documents or any other Transaction Document.

(j)       Changes in Payment Instructions to Obligors.  The Borrower will not add or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox, unless the Administrative Agent shall have consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.

(k)      Extension or Amendment of Pledged Contracts.  The Borrower will not, except as otherwise permitted in Section 7.3(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Pledged Contract.

(l)       Credit and Collection Policy.  The Borrower will not amend, modify, restate or replace, in whole or in part, the Credit and Collection Policy, if such amendment, modification,

restatement or replacement would impair the collectability of any Pledged Contract or otherwise be reasonably expected to materially and adversely affect the interests or the remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.

(m)     No Assignments.  The Borrower will not assign or delegate, grant any interest in or permit any Lien (other Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

(n)      Special Purpose Entity.  The Borrower shall not (nor has it taken any such action in the past):

(i)       engage in any business or activity other than the purchase and receipt of Contracts and related assets from the Originator under the Purchase Agreement, the pledge of Contracts and related assets under the Transaction Documents and such other activities as are incidental thereto;

(ii)      acquire or own any material assets other than (A) the Contracts and related assets acquired from the Originator under the Purchase Agreement and (B) incidental property as may be necessary for the operation of the Borrower;

(iii)     merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Administrative Agent’s consent;

(iv)     fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate, fail to comply with the provisions of its Formation Documents or fail to observe Delaware limited liability company formalities that would have a Material Adverse Effect;

(v)      own any subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vi)     commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or under any other Transaction Document or in conjunction with a repayment of Aggregate Unpaids or any Hedging Agreement except for trade payables in the ordinary course of its business, provided that such trade payables are not evidenced by a note and are paid when due;

(viii)   become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix)      fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)       enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than its Affiliates;

(xi)      seek its dissolution or winding up in whole or in part;

(xii)     fail to correct any known misunderstandings regarding the separate identity of Borrower from any principal or Affiliate thereof or from any other Person;

(xiii)    guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv)    make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of Indebtedness issued by any other Person (other than Permitted Investments (to the extent permitted hereunder) and Contracts);

(xv)     fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii)   file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Laws, or make an assignment for the benefit of creditors;

(xviii)  share any common logo with or hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xix)    permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion;

(xx)     fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;

(xxi)    fail to pay its own liabilities and expenses only out of its own funds;

(xxii)   fail to pay the salaries of its own employees in light of its contemplated business operations;

(xxiii)  acquire the obligations or securities of its Affiliates or stockholders;

(xxiv)  fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv)   fail to use separate invoices and checks bearing its own name;

(xxvi)  pledge its assets for the benefit of any other Person, other than with respect to payment of the Indebtedness to the Lender hereunder;

(xxvii) fail at any time to have at least two (2) independent directors (each, an “Independent Director”) on its board of directors (A) neither of which is, or has been, for at least five (5) years a director, officer, employee, trade creditor or shareholder (or spouse, parent, sibling or child of the foregoing) of (x) the Servicer, (y) the Borrower, or (z) any Affiliate of the Servicer or Borrower and (B) each of which is acceptable to the Administrative Agent; provided, however, such Independent Director may be an independent director or manager of another special purpose entity affiliated with the Servicer;

(xxviii)  fail to provide that the unanimous consent of all directors (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any Insolvency Law, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due or (G) take any action in furtherance of any of the foregoing; and

(xxix)  take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Snell & Wilmer L.L.P., delivered on the Closing Date, upon which the conclusions expressed therein are based.

(o)      Compliance with Requirements under DTAC Indenture. (i) The Borrower will at all times cause DTAC to maintain the minimum “Collateral Coverage Ratio” to satisfy the requirement set forth in the definition of “Permitted Warehouse Transfer” (each, as defined in the DTAC Indenture) and (ii) the Borrower shall satisfy all requirements of a “Restricted Subsidiary,” a “Receivables Financing Entity” and a “Special Purpose Subsidiary” under the DTAC Indenture.

(p)      Minimum Usage Requirement.  The Borrower shall not permit the Note Balance, for any period longer than ten (10) consecutive Business Days, to be less than an amount equal to the lesser of (i) the product (such product on any day being the “Target Amount”), on any such date of determination, of (A) 90.0%, (B) the Maximum Utilization Percentage on such date of determination and (C) the Commitment and (ii) the excess of (A) the Target Amount over (B) $5,000,000; provided, however, that the provisions of this Section 6.2(p) shall not apply if, by the close of business on the fifth (5th) Business Day following the date that the Administrative Agent receives from the Borrower the Residual Interest Conveyance Agreement (Approved Form), which agreement has been executed and delivered by the Borrower and the residual interest lender identified in the Residual Interest Conveyance Agreement (Approved Form), the Administrative Agent has not executed and delivered such Residual Interest Conveyance Agreement (Approved Form).

(q)      Residual Interest Conveyance Agreement.  The Borrower will not enter into any Residual Interest Conveyance Agreement, other than the Residual Interest Conveyance Agreement (Approved Form) or otherwise transfer any interest or residual interest herein without the prior written consent of the Administrative Agent.

Section 6.3.    Covenant of the Borrower Relating to the Hedging Agreement.

(a)      The Borrower shall enter into one or more Hedge Transactions in form and substance satisfactory (including the notional amount, term and amortization rate (if any) of such Hedge Transaction) to the Administrative Agent and each such Hedge Transaction shall be entered into with a Hedge Counterparty and governed by a Hedging Agreement; provided that, as of any date of determination, (i) the aggregate notional amount relating to such Hedge Transactions shall not be less than the Note Balance on such date and (ii) the Hedge Rate of each Hedge Transaction shall not exceed 5.0%.

(b)      As additional security hereunder, the Borrower has collaterally assigned to the Administrative Agent for the benefit of the Secured Parties all right, title and interest of Borrower in the Hedge Collateral. The Borrower acknowledges that, as a result of that collateral assignment, the Borrower may not, without the prior written consent of the Administrative Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations hereunder. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Administrative Agent or any Secured Party for the performance by the Borrower of any such obligations.

Section 6.4.    Affirmative Covenants of the Servicer.

From the date hereof until the Facility Termination Date unless the Administrative Agent shall otherwise consent in writing:

(a)      Compliance with Applicable Laws.    The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Pledged Contracts, the related Financed Vehicles and the related Contract Files or any part thereof.

(b)      Preservation of Corporate Existence.  The Servicer will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)      Obligations and Compliance with Pledged Contracts.  The Servicer will fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Pledged Contract and will do nothing to impair the rights of the Administrative Agent in, to and under the Collateral.

(d)      Keeping of Records and Books of Account.    The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pledged Contracts, including the related Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pledged Contracts, including the related Servicer Files.

(e)      Preservation of Security Interest.     The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any Applicable Law to preserve and protect fully the security interest of the Administrative Agent in, to and under the Collateral.

(f)       Credit and Collection Policy.  The Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Pledged Contract and (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The Servicer will not agree to or otherwise permit to occur any change in the Credit and Collection Policy, which change would impair the collectability of any Pledged Contract or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent.

(g)      Foreclosure Events and Termination Events.    The Servicer will furnish to the Administrative Agent and each Hedge Counterparty, as soon as possible and in any event within three (3) Business Days after the occurrence of each Foreclosure Event, Termination Event, Servicer Termination Event and Unmatured Termination Event, a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.

(h)      Other.   The Servicer will furnish to the Administrative Agent, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Borrower or the Servicer as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Lender under or as contemplated by this Agreement.

(i)       Losses, Etc.    In any suit, proceeding or action brought by the Collateral Custodian, the Backup Servicer or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep the Collateral Custodian, the Backup Servicer and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under such Pledged Contract, arising out of a breach by the Servicer of any obligation under the related Contract or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against the Collateral Custodian, the Backup Servicer or any Secured Party.

(j)       Notice to Collateral Custodian.     The Servicer shall advise the Collateral Custodian, the Hedge Counterparty and the Administrative Agent in writing promptly, in reasonable detail of (i) any Lien asserted or claim made against any portion of the Collateral, (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein and (iii) the occurrence of any other event which would have a Material Adverse Effect.

(k)      Realization on Pledged Contracts.  In the event that the Servicer realizes upon any Pledged Contract, the methods utilized by the Servicer to realize upon such Contract or otherwise enforce any provisions of such Contract will not subject the Servicer, the Borrower, any Secured Party, the Administrative Agent or the Collateral Custodian to liability under any federal, State or local law, and any such realization or enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.

(l)       Certificate of Title.   Within fifteen (15) days following the end of each calendar quarter, the Servicer shall deliver to the Collateral Custodian and the Administrative Agent a list of all Pledged Contracts for which it has not received the Certificate of Title relating to such Contract.

(m)     Accounting Policy.  The Servicer will promptly notify the Administrative Agent of any change in the Servicer’s accounting policies.

(n)      Additional Covenants.  The Servicer will (i) immediately notify the Borrower, the Backup Servicer, the Administrative Agent, each Hedge Counterparty and the Collateral Custodian of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent and Permitted Liens) if the Servicer has actual knowledge thereof, (ii) defend the right, title and interest of the Borrower, the Secured Parties, the Administrative Agent and the Collateral Custodian in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (iii) transfer to the Lockbox Processor or Qualified Institution then holding the Collection Account for deposit into the Collection Account, all payments received by the Servicer with respect to the Pledged Contracts in accordance with this Agreement, (iv) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Contracts from the Collateral pursuant to this Agreement and the obligation of the Originator to reacquire Contracts from the Borrower pursuant to the Purchase Agreement, (v) promptly notify the Borrower, the Backup Servicer, the Administrative Agent and the Collateral Custodian of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (vi) promptly notify the Borrower, the Backup Servicer, the Administrative Agent and the Collateral Custodian of the occurrence of any event which, to the knowledge of the Servicer, would require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain and protect a first priority security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral, (vii) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies, and (viii) deliver or cause to be delivered to the Collateral Custodian within three (3) Business Days preceding the Closing Date or the date of such Subsequent Loan, as the case may be, the documents to be included in the Contract Files with respect to the related Pledged Contracts.

Section 6.5.    Negative Covenants of the Servicer.

From the date hereof until the Facility Termination Date without the prior written consent of the Administrative Agent:

(a)      Lockbox; Collection Account.  The initial Servicer shall not create or participate in the creation of, or permit to exist, any Liens with respect to the Lockbox. The Servicer shall not enter into any “control agreement” (as defined in the relevant UCC) with respect to the Lockbox or the Collection Account other than as provided in the Transaction Documents.

(b)      Mergers, Acquisition, Sales, etc.  The Servicer shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided, that the Servicer may (I) merge with another Person if (A)(i) the Servicer is the entity surviving such merger or (ii) the Person with whom the Servicer is merged into or consolidated with is an Affiliate of the Servicer and the surviving entity assumes in writing all duties and liabilities of the Servicer hereunder, (B) the Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and the Hedge Counterparty, and (C) immediately after and giving effect to such merger, no Termination Event, Foreclosure Event, Servicer Termination Event or Unmatured Termination Event shall have occurred and be continuing and (II) sell, lease or otherwise transfer all or substantially all of its assets to an Affiliate of the Servicer if (A) such Affiliate assumes in writing all duties and liabilities of the Servicer hereunder, (B) the Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and the Hedge Counterparty, and (C) immediately after giving effect to such sale, lease or other transfer, no Termination Event, Foreclosure Event, Servicer Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(c)      Change of Name or Location of Servicer Files or Contract Files Related to the Pledged Contracts.  The Servicer shall not (i) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Pledged Contracts (including the related Servicer Files) from the location referred to in Section 15.2 or (ii) move, or consent to the Collateral Custodian moving, the related Contract Files from the location thereof on the Closing Date, unless the Servicer has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, subject only to Permitted Liens.

(d)      Change in Payment Instructions to Obligors.  The Servicer will not make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to the Lockbox or Collection Account, unless the Administrative Agent has consented to such change and has received duly executed documentation related thereto.

(e)      Extension or Amendment of Pledged Contracts.  The Servicer will not, except as otherwise permitted in Section 7.3(c)(i), extend, amend or otherwise modify the terms of any Pledged Contract.

(f)       No Instruments.  The Servicer shall take no action to cause any Pledged Contract to be evidenced by any “instrument” (as defined in the UCC).

(g)      No Liens.   Except as otherwise provided herein, the Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien created by this Agreement) on the Collateral or any interest therein, the Servicer will notify the Collateral Custodian and the Administrative Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

(h)      Release; Additional Covenants.   The Servicer shall not (i) release any Financed Vehicle securing any Pledged Contract from the security interest granted therein by such Contract in whole or in part except (x) in the event of payment in full by the Obligor thereunder, or (y) upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer, (ii) impair the rights of the Borrower, the Administrative Agent, the Secured Parties or the Collateral Custodian in the Pledged Contracts, (iii) not increase the number of Scheduled Payments due under a Pledged Contract except as permitted herein, or (iv) prior to the payment in full of any Pledged Contract, sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Contract or any interest therein.

The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Administrative Agent or the Collateral Custodian might have with respect to the administration of the Pledged Contracts.

Section 6.6.    Confirmation of Release of Liens on the Contracts.

On each Reporting Date, DTAC shall provide the Administrative Agent with evidence satisfactory to the Administrative Agent that the Contracts added to the Collateral on or prior to the Collection Period are free and clear of any Lien, and that DTAC and DTAG and their applicable affiliates have each taken such actions, as are necessary and appropriate, to release the Lien created in connection with the DTAC Indenture. The Lender may request such evidence or confirmation that such Lien has been released at any time in its sole discretion.

Article VII

Administration and Servicing of Pledged Contracts

Section 7.1.    Designation of Servicing.

The Administrative Agent, the Lender and each of the Borrower, the Backup Servicer and the Collateral Custodian, at the direction of and on behalf of the Administrative Agent, hereby appoint and direct DTCC as Servicer to service, manage, collect and administer each of the Pledged Contracts and other Collateral, and to enforce its respective rights and interests in and under the Collateral and DTCC hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.

Section 7.2.    Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.7.

Section 7.3.    Duties of the Servicer.

(a)      Standard of Care.  The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pledged Contract from time to time, all in accordance with Applicable Law, with reasonable care and diligence and in accordance with the Credit and Collection Policy.

(b)      Records Held in Trust.  The Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that the Backup Servicer assumes servicing responsibilities or a Successor Servicer, as applicable, is appointed, the outgoing Servicer shall promptly deliver to the Backup Servicer or the Successor Servicer, as applicable, and the Backup Servicer or the Successor Servicer, as applicable, shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

(c)      Collection Practices.  The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect each Pledged Contract from time to time, all in accordance, in all material respects, with Applicable Laws, the Credit and Collection Policy and this Agreement. Each of the Borrower, the Lender, and the Administrative Agent hereby appoints as its agent DTCC to enforce its respective rights and interests in and under the Pledged Contracts and the other Collateral and DTCC hereby accepts such appointment. In connection with its rights, duties and obligations hereunder, and without limiting the generality of the foregoing, the Servicer may in its discretion (A) grant extensions, rebates, adjustments and waivers on any Pledged Contract as permitted by the Credit and Collection Policy, (B) otherwise amend or modify any Pledged Contract, provided that the Servicer shall not modify the APR or the number or amount of the Scheduled Payments or reduce the Principal Balance on any Pledged Contract, and (C) waive any late payment charge or any other fees (other than interest on the Principal Balance) of any Pledged Contract that may be collected in the ordinary course of servicing any Pledged Contract. The Servicer shall cause the Borrower to enforce its rights under the Purchase Agreement (including each Transfer Agreement) including the right to require the Originator to repurchase Contracts for breaches of representations and warranties made by the Originator.

(d)      Credit and Collection; Recourse; Sales of Financed Vehicles.  On behalf of the Borrower and the Administrative Agent for the benefit of the Lender, the Servicer shall use its best efforts, consistent with its Accepted Servicing Practices, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Pledged Contract as to which the Servicer shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Pledged Contract, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer shall follow such Accepted Servicing Practices as it shall deem necessary or advisable in its servicing of Contracts. The Servicer shall use all commercially reasonable efforts to maximize proceeds from the repossession of a Financed Vehicle securing any Pledged Contract, which may include selling such Financed Vehicle at auction, public or private sale, or to an Affiliate of the Servicer, provided that (i) any such sale to an Affiliate is for fair market value, (ii) any such sale to an Affiliate does not have a material adverse effect on the Lenders and (iii) the aggregate proceeds from the sale to such Affiliates of repossessed Financed Vehicles not sold through auction securing any Pledged Contract in any calendar month does not exceed 10% of the aggregate proceeds from the sale of all repossessed Financed Vehicles securing any Pledged Contract. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the net liquidation proceeds by an amount greater than the amount of such expenses.

(e)      Subservicers.  The Servicer may at any time and from time to time delegate any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.

(f)       Insurance.  The Servicer shall:

(i)       on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Pledged Contracts, provided for in the Insurance Policies relating to the Pledged Contracts;

(ii)      in accordance with Accepted Servicing Practices, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the Pledged Contract;

(iii)     reserved;

(iv)     administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims.

(v)      utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers issuing Insurance Policies covering Financed Vehicles related to Pledged Contracts;

(vi)     upon receipt of notice that an Obligor’s physical damage Insurance Policy covering a Financed Vehicle related to a Pledged Contract has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering such Financed Vehicle throughout the term of the related Pledged Contract; and

(vii)    not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims in accordance with this Agreement, perform any obligations of the named insured under such Insurance Policies.

In the case of any inconsistency between the requirements of the Servicer under this Agreement or the Credit and Collection Policy and the requirements of any Insurance Policy relating to a Financed Vehicle applicable to the Borrower or the Servicer, the Servicer shall comply with the Insurance Policy.

(g)      Obligation to Restore.  In the event of any physical loss or damage to a Financed Vehicle related to a Pledged Contract from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply with the provisions of any Insurance Policy or Insurance Policies directly or indirectly related to any physical loss or damage to such Financed Vehicle as provided in this Agreement.

(h)      Fidelity Bond.   The initial Servicer shall obtain on or prior to the Closing Date and shall maintain, at its own expense, a fidelity bond in an amount consistent with industry standards, naming the Administrative Agent, in its capacity as Administrative Agent, as an additional loss payee or beneficiary of such fidelity bond, with responsible companies on all officers, employees or other persons acting on behalf of the Servicer in any capacity with regard to the Collateral to handle funds, money, documents and papers relating to the Collateral. Any such fidelity bond shall protect and insure the initial Servicer against losses, including forgery, theft, embezzlement, fraud and errors and omissions and negligent acts of such persons and shall be maintained in a form and amount that would meet the requirements of prudent servicers engaged in the business of servicing prime, subprime and nonprime motor vehicle loan agreements similar to the Pledged Contracts. No provision of this subsection requiring such fidelity bond shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The initial Servicer shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Servicer. The initial Servicer shall cause each and every Subservicer to maintain a fidelity bond which would meet such requirements. Annually and more frequently upon request of the Borrower, the Administrative Agent, the Collateral

Custodian or the Backup Servicer, the Servicer shall cause to be delivered to the Administrative Agent a certification evidencing coverage (with respect to itself and any Subservicer) under such fidelity bond. Any such fidelity bond shall not be cancelled or modified in a materially adverse manner without 30 days’ prior written notice to the Borrower, the Administrative Agent and the Collateral Custodian.

(i)       Security Interests.    The Borrower hereby directs the Servicer to take or cause to be taken such steps as are reasonably necessary, to maintain perfection of the security interest created by each Pledged Contract in the related Financed Vehicle. The Servicer shall, at the direction of the Borrower or the Administrative Agent, take any action reasonably necessary to preserve and protect the security interests of the Borrower, the Administrative Agent, the Secured Parties and the Collateral Custodian in the Pledged Contracts, including any action specified in any Opinion of Counsel delivered to the Servicer.

(j)       Realization on Financed Vehicles.     The Servicer warrants, represents and covenants that in the event that the Servicer or any Subservicer realizes upon any Financed Vehicle, the methods utilized to realize upon such Pledged Contract or otherwise enforce any provisions of such Pledged Contract, will not subject the Servicer, the Borrower, the Administrative Agent, the Lender, the Backup Servicer or the Collateral Custodian to liability under any federal, State or local law, and that such enforcement by the Servicer or any Subservicer will be conducted in accordance with the provisions of this Agreement, the Credit and Collection Policy and Applicable Law.

(k)      Recordkeeping.  The Servicer shall:

(i)       maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in its Servicer File with respect to each Pledged Contract and the Financed Vehicle related thereto; and

(ii)      keep books and records, reasonably satisfactory to the Administrative Agent, pertaining to each Pledged Contract and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Pledged Contract shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.

(l)       Inspection.    The Servicer shall permit the Administrative Agent, the Backup Servicer and the Lender, upon 5 Business Days’ prior notice and during the Servicer’s regular business hours (provided that from and after the occurrence of any Foreclosure Event, Termination Event or Servicer Termination Event, the Administrative Agent or the Backup Servicer shall not be required to give the foregoing notice), to periodically, at the discretion of the Administrative Agent or the Backup Servicer, review the Servicer’s collection and administration of the Pledged Contracts in order to assess compliance by the Servicer with the Credit and Collection Policy and this Agreement and may conduct an audit of the Pledged Contracts and the related Contract Files in conjunction with such a review. Such review may include tours of the Servicer’s facilities and discussions with management of the Servicer. Reasonable costs and expenses incurred in connection with any such inspection conducted pursuant to this Section 7.3(l) shall be at the Servicer’s expense; provided that if no Termination Event shall have occurred and be continuing, the Administrative Agent, the Backup Servicer, the Lender or their agents or representatives shall only be entitled to conduct two audits of the Borrower during any twelve (12) month period beginning on the date hereof and on each anniversary of the date hereof and provided, further, that if a Termination Event shall have occurred and be continuing, the Administrative Agent, the Backup Servicer, the Lender or their agents or representatives shall be entitled to conduct four (4) audits of the Borrower during such period and if a Foreclosure Event shall have occurred and be continuing, there shall be no limit on the number of such audits the Administrative Agent, the Backup Servicer, the Lender or their agents or representatives shall be entitled to conduct. It is anticipated that each audit will be a full operational, legal, compliance and collateral audit and will verify among other items, the existence of Collateral, cash application, aging and eligibility, and Borrowing Base computation, will include a litigation and regulatory review, and will confirm that internal ratings actually applied conform to underwriting standards. Each audit will also include a sample review of no less than 100 Contract files to check the accuracy of information provided by the Borrower or the Servicer.

Section 7.4.    Collection of Payments.

(a)      Payment Instructions.  On or before the Closing Date with respect to the Contracts that are part of the Collateral as of the Closing Date, and on or before the relevant Addition Date with respect to the Subsequent Contracts, the Servicer shall have instructed all related Obligors to make all payments in respect of the related Contracts directly to the Servicer or the Lockbox.

(b)      Establishment of the Collection Account and Reserve Account.    The Servicer shall cause to be established, on or before the Closing Date, and maintained in the name of the Administrative Agent, for the benefit of the Secured Parties, with a Qualified Institution which shall initially be the Collateral Custodian, (i) the Collection Account and (ii) the Reserve Account, in each case over which the Administrative Agent shall have sole dominion and control and from which neither the Originator nor the Borrower shall have any right of withdrawal.

(c)      Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a collection of a Pledged Contract and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 7.5.    [Reserved.]

Section 7.6.    Payment of Certain Expenses by the initial Servicer.

The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of subservicers and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 7.7.    Reports.

(a)      Monthly Report; Monthly Statement as to Compliance.  On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Hedge Counterparty, the Collateral Custodian and the Backup Servicer (i) a Monthly Report, and (ii) an Officer’s Certificate, dated as of the last day of the immediately preceding Collection Period, stating that (x) a review of the activities of the Servicer during such Collection Period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (y) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such Collection Period (or such longer period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)      Financial Statements.    The initial Servicer will submit to the Administrative Agent, the Lender, the Hedge Counterparty and the Backup Servicer:

(i)       Within one hundred and five (105) days after the end of each of its fiscal years, audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of each of the Guarantors and its consolidated subsidiaries on a consolidated basis in accordance with GAAP.

(ii)      Within sixty (60) days after the end of the first three (3) fiscal quarters of each of its fiscal year, the consolidated balance sheet of each of DT Entities as at the close of each such fiscal quarter and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer, treasurer or controller as presenting fairly, in all material respects, the financial position and results of operations of the Guarantors and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to the normal year-end audit adjustments.

Section 7.8.    Reserved.

Section 7.9.    Annual Independent Public Accountant’s Reports.

The Servicer will deliver to the Administrative Agent, on or before April 30th of each year beginning in the year 2013, a copy of a report prepared by a firm of independent certified public accountants, who may also render other services to the Servicer or any of its Affiliates, addressed to the Board of Directors of the Servicer or any of its Affiliates, and the Administrative Agent and dated during the current year, to the effect that such firm has examined the Servicer’s policies and procedures and issued its report thereon and expressing a summary of findings (based on certain procedures performed on the documents, records and accounting records that such accountants considered appropriate under the circumstances) relating to the servicing of the Pledged Contracts and the administration of the Pledged Contracts (including the preparation of the Monthly Reports) during the preceding calendar year (or such longer period in the case of the first sale report) and that such servicing and administration was conducted in compliance with the terms of this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such report and that such examination (1) was performed in accordance with standards established by the American Institute of Certified Public Accountants, and (2) included tests relating to auto loans serviced for others in accordance with the requirements of any program under which the Servicer customarily provides such reporting to other warehouse lenders similarly situated, which may include Uniform Single Attestation Program for Mortgage Bankers, SAS 70 reports or comparable reports, in each case, to the extent the procedures in such program are applicable to the servicing obligations set forth in this Agreement. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB under the Securities Act requires the delivery of an annual attestation of a firm of independent public accountants with respect to the assessment of servicing compliance with specified servicing criteria of the Servicer stating, among other things, that the Servicer’s assertion of compliance with the specified servicing criteria is fairly stated in all material respects, or the reason why such an opinion cannot be expressed, the delivery of a copy of such an attestation to the Administrative Agent shall be deemed to satisfy the provisions of this Section.

In the event such independent certified public accountants require the Collateral Custodian or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section, the Servicer shall direct the Collateral Custodian or the Backup Servicer in writing to so agree; it being understood and agreed that the Collateral Custodian or the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Collateral Custodian or the Backup Servicer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Such report shall also indicate that the firm is “Independent” of the Servicer and its Affiliates within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

Section 7.10.  Rights Prior to Assumption of Duties by the Backup Servicer or Designation of Successor Servicer.

(a)      On or before each Reporting Date, the Servicer shall deliver to the Backup Servicer an electronic file containing all information necessary to allow the Backup Servicer to review the Monthly Report related thereto and determine the following: (i) that such Monthly Report is complete on its face, (ii) that the amounts withdrawn from the Collection Account and the balance of such account, as set forth in the records of the Servicer are the same as the amounts withdrawn from the Collection Account as set forth in the Monthly Report and (iii) the Reserve Account Amount. The Backup Servicer shall, on the second (2nd) Business Days after receipt of the electronic file referred to in the preceding sentence, load such electronic file, confirm such computer tape or diskette is in readable form and verify the following: (i) the aggregate Principal Balance of all Pledged Contracts as of the most recent Determination Date, (ii) the Delinquency Ratio (Managed Contracts), Delinquency Ratio (Pledged Contracts), the Net Losses Ratio (Managed Contracts), the Net Losses Ratio (Pledged Contracts), the Extension Rate (Managed Contracts), the Extension Rate (Pledged Contracts) and the Excess Spread as of the related Determination Date, each as set forth in the Monthly Report and (iii) the Borrowing Base as of the related Reporting Date (calculated as of the related Determination Date, or, with respect to Contracts added to the Collateral following such Determination Date, but prior to the date of such Monthly Report, the related Cut-off Date). In the event of any discrepancy between the information set forth in the two foregoing sentences, as determined or calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall notify the Servicer of such discrepancy by the third (3rd) Business Day following receipt by the Backup Servicer of the related electronic file and, if by the Business Day following receipt by the Servicer of such notice, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Administrative Agent of such discrepancy. The Backup Servicer shall provide a Monthly Backup Servicer Certificate to the Administrative Agent and the Servicer, on or before the close of business on the Business Day immediately preceding the related Payment Date. The Backup Servicer, in its capacity as such, shall not be responsible for delays attributable to the Servicer’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer.

(b)      At such time as may be requested in writing by the Administrative Agent, the Servicer shall deliver the Test Data File to the Backup Servicer, in a format acceptable to the Backup Servicer. The Backup Servicer and the Servicer will agree upon the file layout and electronic medium to transfer such data to the Backup Servicer. The Backup Servicer shall confirm to the Servicer and the Administrative Agent in writing that the Test Data File is in the correct format or if any changes or modifications are necessary. The Backup Servicer shall convert the Test Data File to its internal servicing system, and confirm in writing to the Servicer and the Administrative Agent that it has received and verified the completeness of the Test Data File within 90 days of receipt of such Test Data File; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Test Data File data as provided by the

Servicer, but shall be deemed only to apply to the accuracy of the conversion of the Test Data Files to the Backup Servicer’s internal systems. Any cost associated with the obligations of the Backup Servicer described in this Section 7.10(b) shall be at the expense of the Servicer, and, to the extent that the Servicer does not pay such amounts, the Backup Servicer shall be entitled to recover such amounts in priority (iv) of Section 2.7.

(c)      Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no Liability for any action taken or omitted by the Servicer.

(d)      The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Administrative Agent, to succeed to the duties and obligations of the Servicer pursuant hereto.

(e)      Except as provided in this Agreement, the Backup Servicer may accept and rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its duties under this Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors, the Backup Servicer shall promptly notify the Servicer of such Errors or Continued Errors and, with the prior consent of the Administrative Agent, shall use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer (or, to the extent not paid by the Servicer, in accordance with Section 2.7).

(f)       The Backup Servicer shall be indemnified by the Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorneys’ fees) arising out of claims asserted against the Backup Servicer by third parties on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Backup Servicer assumes the duties of Servicer hereunder, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own gross negligence, bad faith or willful misconduct.

Section 7.11.  Rights After Assumption of Duties by Backup Servicer or Designation of Successor Servicer; Liability.

At any time following the assumption of the duties of the Servicer by the Backup Servicer or the designation of a Successor Servicer pursuant to Section 7.15 as a result of the occurrence of a Servicer Termination Event:

(a)      The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s request, (i) assemble all of the records relating to the Collateral, including all related Contract Files, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Administrative Agent and shall, promptly upon receipt but no later than one (1) Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent.

(b)      The Borrower hereby authorizes the Administrative Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Pledged Contracts.

(c)      The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.15. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on the part of the Backup Servicer, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement.

(d)      The Backup Servicer shall not be charged with knowledge of any Termination Event, Unmatured Termination Event or Foreclosure Event unless an Authorized Officer of the Backup Servicer obtains actual knowledge of such event or the Backup Servicer receives written notice of such event from the Borrower, the Servicer or the Administrative Agent.

(e)      The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it reasonably determines that the repayment of such funds or adequate written indemnity against such risks or liability is not available prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, the Backup Servicer, so long as it is not the Successor Servicer, shall not be liable for any obligation of the Servicer contained in this Agreement, and the parties shall look only to the Servicer to perform such obligations.

Section 7.12.  Limitation on Liability of the Servicer and Others.

Except as provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Administrative Agent, the Secured Parties, the Backup Servicer, the Collateral Custodian or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 7.13.  The Servicer Not to Resign.

The Servicer shall resign only with the prior written consent of the Administrative Agent or if the Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that such Servicer is no longer permitted by law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until a Successor Servicer, acceptable to the Administrative Agent has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.

Section 7.14.  Servicer Termination Events.

The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:

(a)      any failure by the Servicer to (i) deliver any Collections or (ii) make any payment, transfer or deposit, in each case, as required by this Agreement or the other Transaction Documents to which the Servicer is a party;

(b)      any failure by the Servicer duly to perform or observe any term, covenant or agreement of the Servicer contained in this Agreement or the other Transaction Documents to which the Servicer is a party and such failure remains unremedied for thirty (30) calendar days after discovery by a Responsible Officer of the Servicer or receipt of written notice of such failure from any Affected Party;

(c)      any representation, warranty or certification made or deemed to be made by the Servicer under this Agreement or any Transaction Document to which the Servicer is a party, or any other certificate, information or report delivered pursuant to this Agreement or any Transaction Document to which the Servicer is a party, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for thirty (30) calendar days after discovery by a Responsible Officer of the Servicer or receipt of written notice of such failure from any Affected Party;

(d)      an Event of Bankruptcy shall occur with respect to the Servicer;

(e)      a Change of Control shall occur with respect to the Servicer;

(f)       a final non-appealable judgment shall be entered against, or settlements by the Servicer or any of its material Subsidiaries by a court of competent jurisdiction assessing monetary damages in excess of $1,000,000, individually or in the aggregate, and, in the case of a judgment, such judgment shall not have been discharged or stayed within sixty (60) calendar days;

(g)      the Servicer fails to make any payment when due, a default occurs or any event occurs which, with the giving of notice or the passage of time or both, would constitute a default,

under any agreement to which the Servicer is a party, and under which agreement the Servicer has outstanding Indebtedness of $1,000,000 or more;

(h)      the Servicer fails to comply with the Credit and Collection Policy in any respect relating to the servicing of the Pledged Contracts and such failure has a Material Adverse Effect; or

(i)       a Termination Event or Foreclosure Event shall have occurred and shall not have been waived.

Upon the occurrence of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Administrative Agent and the Lender, the Administrative Agent, by written notice to the Servicer (with a copy to the Backup Servicer, each Hedge Counterparty and the Collateral Custodian) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 7.15.  Appointment of Successor Servicer.

(a)      On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer, the Backup Servicer and the Administrative Agent. The Administrative Agent may, in its discretion, at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Successor Servicer hereunder, and the Backup Servicer shall on such date assume all duties, liabilities and obligations of the Servicer hereunder from and after such date, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer.

(b)      In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint another Person to serve as the “Successor Servicer”), and such Person shall evidence its acceptance of such appointment by a written assumption agreement in a form acceptable to the Administrative Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of subprime automobile contracts as the Successor Servicer hereunder.

(c)      Upon the termination and removal of the Servicer and the assumption by the Successor Servicer hereunder, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all Collections that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to a Pledged Contract, and the related Accounts and Contracts Files and other records maintained by the Servicer. In the case that the Backup Servicer or any other Successor Servicer shall not agree to perform any duties or obligations of the Servicer hereunder, such duties or obligations may be performed or delegated by the Administrative Agent.

(d)      The Administrative Agent shall have the same rights of removal and termination for cause with respect any Successor Servicer as with respect to DTCC as the Servicer.

(e)      All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by the Backup Servicer and Successor Servicer in connection with the transfer and assumption of servicing obligations hereunder from the Servicer to the Successor Servicer or Backup Servicer, converting the Servicer’s data to such party’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer promptly upon presentation of a written invoice setting forth reasonable transition expenses which shall not exceed $200,000 in the aggregate as to all such Persons (the “Transition Expenses”). In no event shall the Successor Servicer, be responsible for any such Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.7.

(f)       Upon its appointment and acceptance of the duties and obligations of the Servicer hereunder, the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing obligations under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including DTCC. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as Successor Servicer.

(g)      All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Pledged Contracts.

(h)      The Administrative Agent may, solely for purposes of establishing the fee to be paid to the Backup Servicer or any other Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three (3) entities experienced in the servicing of subprime automobile contracts similar to the Pledged Contracts reasonably acceptable to the Administrative Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.7. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.7, receive as compensation therefor the Servicing Fee as determined pursuant to Section 7.17(a).

(i)      The Servicer, if other than DTCC, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to Indebtedness of an Obligor which is not a Pledged Contract.

Section 7.16.  Reserved.

Section 7.17.  Wells Fargo as Successor Servicer.

In the event that Wells Fargo becomes the Successor Servicer hereunder following the termination of DTCC as Servicer, the following shall apply with respect to Wells Fargo, as Successor Servicer:

(a)      Servicing Fee.    At all times that Wells Fargo or another Person is acting as Successor Servicer hereunder, “Servicing Fee Rate” shall mean the greater of (i) 4.00% per annum and (ii) the average of three bids obtained by the Administrative Agent pursuant to the first two sentences of Section 7.15(h).

(b)      Covenants; Representations and Warranties.    The covenants and representations and warranties of DTCC, as Servicer, shall apply to Wells Fargo as Servicer but shall be deemed modified to the extent necessary to apply to Wells Fargo; provided, however, that prior to or promptly following the Assumption Date, applicable modifications and amendments shall be agreed upon by Wells Fargo and the Administrative Agent, as contemplated by Section 7.17(i).

(c)      Delegation of Duties.    Wells Fargo as Servicer may delegate any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that Wells Fargo as Servicer shall at all times remain responsible for the performance of such duties and obligations.

(d)      Credit and Collection Policy.  The Credit and Collection Policy shall be amended pursuant to Section 7.17(i) to reflect the policies of Wells Fargo as Successor Servicer.

(e)      Servicer Obligations.

(i)       Wells Fargo shall have no obligation to provide investment direction pursuant to Section 2.10 or any other sections hereof requiring investment direction from the Servicer.

(ii)      Wells Fargo shall not be responsible for any deficiency collections or enforcement of the Borrower’s rights under the Purchase Agreement, as set forth in Section 7.3(c)(i). The Administrative Agent hereby agrees to enforce the rights of the Borrower under the Purchase Agreement.

(f)      Re-Liening.    Wells Fargo shall not be responsible for paying Re-Liening Expenses, as provided in Section 2.14, and such expenses shall be paid pursuant to Section 2.7.

(g)      Permitted Takeout Date Certificate.  The Borrower shall assume the obligations of the Servicer under Section 2.15(a)(iii).

(h)      Termination.    Wells Fargo shall only be terminated in accordance with this Section 7.17(h) and “Servicer Termination Events” shall mean and refer to the following on and after the Assumption Date:

(i)      Wells Fargo shall fail to make any payment, transfer or deposit as required under this Agreement;

(ii)      Wells Fargo shall fail to observe or perform in any material respect any other covenant or agreement of the Servicer as set forth in this Agreement;

(iii)     a material breach of a representation, warranty or certification by Wells Fargo made by it in its role as Servicer under this Agreement; or

(iv)     an Insolvency Event shall occur with respect to Wells Fargo.

Upon the occurrence and continuation of a Servicer Termination Event, the Administrative Agent shall notify Wells Fargo of such Servicer Termination Event and Wells Fargo shall have sixty (60) days thereafter to cure such breach. Should Wells Fargo fail to cure such breach, then upon the lapse of sixty (60) days thereafter or at such later time specified by the Administrative Agent, Wells Fargo shall be removed as Servicer and a new Successor Servicer shall be appointed in accordance with the terms hereof.

The Administrative Agent, with the consent of the Lender, may terminate Wells Fargo as Servicer hereunder in its sole discretion, upon ninety (90) days prior written notice to Wells Fargo.

(i)      Amendment.  Prior to or promptly following the Assumption Date, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to the Backup Servicer and the Administrative Agent, providing for such modifications of this Agreement as are necessary to permit the Backup Servicer to fulfill its responsibilities hereunder as Successor Servicer.

Section 7.18.  Responsibilities of the Borrower.

Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Pledged Contracts to the same extent as if a security interest in such Pledged Contracts had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due, from funds available to the Borrower under Section 2.7 (xii), any Taxes, including any sales taxes payable in connection with the Pledged Contracts and their creation and satisfaction. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability with respect to any Pledged Contract, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Article VIII

Backup Servicer

Section 8.1.  Designation of the Backup Servicer.

(a)      The backup servicing role with respect to the Pledged Contracts shall be conducted by the Person appointed to act as Backup Servicer hereunder from time to time in accordance with this Section.

(b)      The Borrower and the Administrative Agent, on behalf of the Secured Parties, each hereby appoints and directs Wells Fargo to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties. Wells Fargo hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(c)      Until the receipt by Wells Fargo of a notice from the Administrative Agent of the designation of a new Backup Servicer pursuant to Section 8.4, Wells Fargo agrees that it will not terminate its activities as Backup Servicer hereunder.

Section 8.2.  Duties of the Backup Servicer.

From the Closing Date until the earlier of (i) its removal pursuant to Section 8.4, (ii) its resignation in accordance with the provisions of Section 8.5 or (iii) the Facility Termination Date, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the duties and obligations set forth in Sections 7.10 and 7.11.

Section 8.3.  Backup Servicing Compensation.

As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Borrower. The Backup Servicer shall be entitled to receive its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.7. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 8.4, (iii) its resignation in accordance with the provisions of Section 8.5 and (iv) the termination of this Agreement.

Section 8.4.    Backup Servicer Removal.

The Backup Servicer may be removed in connection with a breach by the Backup Servicer in any material respect of any representation, warrant or covenant of the Backup Servicer under this Agreement, or otherwise in the discretion of the Administrative Agent, by notice given in writing and delivered to the Backup Servicer from the Administrative Agent (the “Backup Servicer Termination Notice”). On and after the receipt by the Backup Servicer of the Backup Servicer Termination Notice, the Backup Servicer shall continue to perform all backup servicing functions under this Agreement until the date specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Backup Servicer and the Administrative Agent.

Section 8.5.    The Backup Servicer Not to Resign.

The Backup Servicer shall resign only with the prior written consent of the Administrative Agent and the Lender or if the Backup Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that the Backup Servicer is no longer permitted by law to act as Backup Servicer hereunder. No termination or resignation of the Backup Servicer hereunder shall be effective until a successor Backup Servicer, acceptable to the Administrative Agent has accepted its appointment as successor Backup Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Credit and Collection Policy.

Section 8.6.    Reserved.

Section 8.7.    Covenants of the Backup Servicer.

From the date hereof until the Facility Termination Date:

(a)      Compliance with Law.  The Backup Servicer will comply in all material respects with all Applicable Laws and all of its obligations under this Agreement.

(b)      Preservation of Existence.  The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

Article IX

The Collateral Custodian

Section 9.1.    Compensation and Indemnification of Collateral Custodian.

(a)      The Collateral Custodian shall be compensated for its activities hereunder and under the Custodial Agreement by receiving the Collateral Custodian Fee.

(b)      The Borrower shall indemnify the Collateral Custodian and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Collateral Custodian, arising out of or in connection with (i) the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Borrower in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.7. The provisions of this Section shall survive the termination of this Agreement.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OR ANY KIND BY THE COLLATERAL CUSTODIAN.

Section 9.2.    Representations, Warranties and Covenants of the Collateral Custodian.

The Collateral Custodian makes the following representations, warranties and covenants, and further agrees that the Secured Parties shall be deemed to have relied upon such representations, warranties and covenants in entering into this Agreement:

(a)      Organization and Good Standing.  The Collateral Custodian is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

(b)      Due Authorization.  The execution, delivery, and performance of the Transaction Documents to which it is a party have been duly authorized by the Collateral Custodian by all necessary corporate action on the part of the Collateral Custodian.

(c)      Binding Obligation.  Each of the Transaction Documents to which it is a party constitutes a legal, valid and binding obligation of the Collateral Custodian, enforceable in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(d)      No Conflict.  The execution and delivery of the Transaction Documents to which the Collateral Custodian is a party, and the performance of the transactions contemplated thereby and the fulfillment of the terms thereof applicable to the Collateral Custodian, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirements of Law applicable to the Collateral Custodian or any Contractual Obligation.

(e)      Proceedings.  No proceeding of any kind, including litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by the Collateral Custodian which would under any circumstance have a material adverse effect on the execution, delivery, performance or enforceability of this Agreement by the Collateral Custodian or any other Transaction Document to which the Collateral Custodian is a party.

(f)      Control Status.  The Collateral Custodian is not an Affiliate of either the Borrower or the initial Servicer, and covenants and agrees with the Administrative Agent that prior to any such affiliation in the future, the Collateral Custodian shall promptly notify the Administrative Agent.

Section 9.3.    Covenants of the Collateral Custodian.

(a)      Affirmative Covenants.  From the date hereof until the Facility Termination Date:

(i)       Compliance with Law.    The Collateral Custodian will comply in all material respects with all Applicable Laws and will comply with all of its obligations hereunder.

(ii)      Preservation of Existence.    The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)      Negative Covenant.  From the date hereof until the Facility Termination Date the Collateral Custodian will not assign, transfer, convey, deliver or dispose of any Contract Files related to a Pledged Contract or other document evidencing or relating to any of the Collateral or any of the Collateral except as contemplated by this Agreement.

Section 9.4.    Liability of the Collateral Custodian.

(a)      The Collateral Custodian shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Custodian in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Collateral Custodian and, in the absence of bad faith on the part of the Collateral Custodian, the Collateral Custodian may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Custodian pursuant to and conforming to the requirements of this Agreement.

(b)      The Collateral Custodian shall not be liable for:

(i)       an error of judgment made in good faith by one of its officers; or

(ii)      any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Collateral Custodian under this Agreement in each case unless it shall be proved that the Collateral Custodian shall have been negligent in ascertaining the pertinent facts.

(c)      The Collateral Custodian shall not be charged with knowledge of any Termination Event, Foreclosure Event or Servicer Termination Event unless an Authorized Officer of the Collateral Custodian obtains actual knowledge of such event or the Collateral Custodian receives written notice of such event from the Borrower, the Servicer, any Secured Party or the Administrative Agent, as the case may be.

(d)      Without limiting the generality of this Section, the Collateral Custodian shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Pledged Contracts or the related Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any Tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Pledged Contracts, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Borrower delivered to the Collateral Custodian pursuant to this Agreement believed by the Collateral Custodian to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Pledged Contracts under this Agreement.

(e)      The Collateral Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Custodian to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

(f)      The Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, any Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)      The Collateral Custodian may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Collateral Custodian in good faith in accordance therewith.

(h)      The Collateral Custodian shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Transaction Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Collateral Custodian reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(i)      The Collateral Custodian shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, that if the payment within a reasonable time to the Collateral Custodian of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Custodian, not reasonably assured by the Borrower, the Collateral Custodian may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Collateral Custodian, shall be reimbursed by the Borrower upon demand.

(j)      The Collateral Custodian may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Custodian shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

Section 9.5.    Certain Matters Affecting the Collateral Custodian.

(a)      The Collateral Custodian shall have no duties or responsibilities except those that are specifically set forth herein and the Custodial Agreement, and no implied covenants or obligations shall be read into this Agreement against the Collateral Custodian. The Collateral Custodian shall be under no responsibility or duty with respect to the disposition of any Contract Files delivered to it hereunder while such Contract Files are not in its possession. If the Collateral Custodian shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Collateral Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Collateral Custodian shall have received written instructions from the Administrative Agent or the Servicer, as applicable without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other person.

(b)      The Collateral Custodian may act in reliance upon any written communication of the Administrative Agent concerning the delivery of the Contract Files for any of the Pledged Contracts and other items of Collateral pursuant to this Agreement. The Collateral Custodian does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Contract Files relating to any of the Pledged Contracts and other Collateral. The Collateral Custodian shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct. In no event shall the Collateral Custodian have any responsibility to ascertain or take action with respect to the

Contract Files relating to any of the Pledged Contracts or other Collateral, except as expressly provided herein.

THE FOREGOING PARAGRAPH SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE COLLATERAL CUSTODIAN.

(c)      If the Collateral Custodian shall at any time receive conflicting instructions from the Administrative Agent and the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Collateral Custodian shall be entitled to rely on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Collateral Custodian, the Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Collateral Custodian may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Servicer and the other parties to this Agreement will hold the Collateral Custodian harmless from any claims that may arise or be asserted against the Collateral Custodian because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Collateral Custodian shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein. The Collateral Custodian may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Collateral Custodian in good faith in accordance therewith.

(d)      In the event the Collateral Custodian loses or misplaces any Contract File related to any Pledged Contract or portion thereof, or if any such instruments, documents, or certificates are destroyed or damaged while in the possession of the Collateral Custodian, then, in addition to any other liability the Collateral Custodian may have in respect thereof pursuant to the terms of this Agreement or otherwise, the Collateral Custodian agrees to execute and deliver to the Administrative Agent, upon the Administrative Agent’s written request, an affidavit stating that such instrument, document, or certificate has been lost or destroyed, as applicable, and, if necessary, such other affidavits or certificates as maybe reasonably necessary to obtain replacement certificates of title.

(e)      The Collateral Custodian is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Collateral Custodian is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

Article X

Termination Events and Foreclosure Events

Section 10.1.  Termination Events.

(a)      Each of the following events shall constitute a “Termination Event”:

(i)       failure on the part of the Borrower to make any payment, transfer or deposit required by the terms of this Agreement or any Transaction Document to which it is a party on the day such payment or deposit is required to be made and such failure continues for more than two (2) Business Days;

(ii)      failure by the Borrower duly to perform or observe any term, covenant or agreement of the Borrower contained in this Agreement or the other Transaction Documents to which the Borrower is a party and such failure remains unremedied for thirty (30) calendar days after the earliest to occur of: (1) discovery by a Responsible Officer of the Borrower of such failure, (2) the date such Responsible Officer should have discovered such failure, and (3) receipt of a written notice of such failure from the Administrative Agent;

(iii)     any representation, warranty or certification made or deemed to be made by the Borrower under this Agreement or any Transaction Document to which the Borrower is a party, or any Monthly Report or any information required to be given by the Borrower or the Originator to the Administrative Agent to identify Contracts pursuant to any Transaction Document to which Borrower is a party, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for thirty (30) calendar days following the earliest to occur of: (1) discovery by a Responsible Officer of the Borrower of such failure, (2) the date such Responsible Officer should have discovered such failure, and (3) receipt of a written notice of such failure from the Administrative Agent;

(iv)     an Event of Bankruptcy shall occur with respect to the Borrower;

(v)      on any day a Borrowing Base Deficiency shall occur and, by the earlier of (A) the next Payment Date and (B) the fifth (5th) Business Day after such Borrowing Base Deficiency first occurs, such Borrowing Base Deficiency is not cured;

(vi)     the occurrence of a Material Adverse Effect with respect to the Borrower or the Servicer;

(vii)    the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Servicer, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Servicer;

(viii)   the Administrative Agent shall fail for any reason to have a first priority perfected security interest in all or any portion of the Collateral;

(ix)     (A)  any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Servicer, (B) the Borrower, the Servicer or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be perfected first priority security interest;

(x)      a Change of Control shall occur with respect to the Borrower;

(xi)     failure to deliver any Monthly Report within five (5) Business Days of the date when due;

(xii)    the average of the Delinquency Ratio (Managed Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 12.50%;

(xiii)   the average of the Delinquency Ratio (Pledged Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 12.50%;

(xiv)   the average of the Net Losses Ratios (Managed Contracts) as of the last day of any Accounting Period and the last day of each of the two immediately preceding Accounting Periods exceeds 3.50%;

(xv)    the average of the Net Losses Ratios (Pledged Contracts) for any Accounting Period related to such Determination Date and the two immediately preceding Accounting Periods exceeds 3.50%;

(xvi)   the Extension Rate (Managed Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 7.00%;

(xvii)  the Extension Rate (Pledged Contracts) for any Measurement Date and the two immediately preceding Measurement Dates exceeds 7.00%;

(xviii) the Excess Spread for any Determination Date is less than 5.00%.

(xix)   Available Cash on the last Business Day of any Accounting Period is less than $15 million;

(xx)    Available Liquidity on any day is less than $20 million;

(xxi)   Net Worth on any day is less than the Required Net Worth;

(xxii)  the Leverage Ratio on the last day of any Collection Period exceeds 5.0:1.0;

(xxiii) the Borrower shall be required to be registered as an “Investment Company” under the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require the Borrower to register as an “Investment Company” under the Investment Company Act;

(xxiv)  on any Funding Date, the amount on deposit in the Reserve Account is less than the Reserve Account Required Amount (after giving effect to the related Loan or Loans); and

(xxv)   the occurrence of a default under any Loan made by any Affiliate of the Lender to DTAC, DTAG or any DT Entity.

(b)      In addition to and not in limitation of any other provision of this Agreement, upon the occurrence of any Termination Event (i) the Termination Date shall, without demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, occur, (ii) the Lender shall have no further obligation hereunder to make any Loan, (iii) all proceeds from the Pledge Contracts and the other Collateral will be applied in accordance with the provisions of Section 2.7 and (iv) the Administrative Agent, on behalf of the Lender, may direct the application of funds from the Reserve Account to repay any portion or all of the Note Balance.

(c)      Upon and following the occurrence of a Termination Event, the Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Note Balance, any Interest accrued thereon and or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Reserve Account, the Collection Account or any part of such accounts in accordance with and subject to the priorities required by Section 2.7.

(d)      Upon and following the occurrence of a Termination Event, the Administrative Agent may take any action permitted under the Transaction Documents.

(e)      Upon and following the occurrence of a Termination Event, the Lender may replace the Servicer with the Backup Servicer or another successor servicer.

Section 10.2.  Foreclosure Events.

(a)      Each of the following events shall constitute a “Foreclosure Event”:

(i)       on any day following the occurrence of a Termination Event, the percentage equivalent of a fraction, the numerator of which is the Note Balance at such time and the denominator of which is the Net Principal Balance as of the day such Termination Event occurs shall be greater than or equal to the sum of (A) the then current Advance Rate and (B) 5.00%;

(ii)      the failure of the Borrower to make any payment or deposit (other than any principal payment) required by the terms of this Agreement or any Transaction Document to which it is a party on the day such payment or deposit is required to be made and such failure continues for more than two (2) Business Days;

(iii)     the delivery of a Servicer Termination Notice to the Servicer as a result of the occurrence of (A) a Servicer Termination Event of the type described in any of Sections 7.14(a), (c) or (d) or (B) a Servicer Termination Event of the type described in Section 7.14(b) if such Servicer Termination Event occurred as a result of the failure of the Servicer to perform or observe any material term, covenant or agreement set forth in any of Sections 6.4 or 6.5 of this Agreement (except that the materiality standard in this clause (ii) shall not apply to any term, covenant or agreement set forth in any of Sections 6.4 or 6.5 of this Agreement that is qualified by a materiality standard or by reference to the existence or absence of a Material Adverse Effect by its terms)

(iv)     reserved;

(v)      any creditor of a DT Entity takes any action against its collateral;

(vi)     (a) the occurrence of an Event of Bankruptcy of the type described in clause (i) of the definition thereof with respect to any DT Entity or the Borrower or (b) following the occurrence of an Event of Bankruptcy of the type described in clause (ii) of the definition thereof with respect to any DT Entity or the Borrower, any Person shall challenge the sales, contributions or other transfers from the Originator to the Borrower or the security interests created under the Transaction Documents, or contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceedings), the absolute characterization of such conveyances on any basis or legal theory, including, without limitation, on the grounds that such sales, contributions or transfers were financings or fraudulent conveyances or otherwise, or assert that any DT Entity and the Borrower should be substantively consolidated with any other Person;

(vii)    reserved;

(viii)   any creditor of a DT Entity gives notice of an intent to foreclose upon, forecloses upon, or otherwise exercises creditor’s rights with respect to, its collateral;

(ix)     any holder of Indebtedness with a principal amount in excess of $20,000,000 (other than any lender party to the Inventory Facility or any replacement thereof) and principally secured by Contracts gives notice of an intent to foreclose upon, forecloses upon, or otherwise exercises its rights with respect to any portion of its collateral, including without limitation, as a result of the occurrence of a “Foreclosure

Event” under (A) the Loan and Servicing Agreement, dated as of April 1, 2010, by and among DT Warehouse III, LLC, the Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the lenders and managing agents party thereto and UBS Real Estate Securities Inc., (B) the Amended and Restated Loan and Servicing Agreement, dated as of July 31, 2009, by and among DT Warehouse, LLC, the Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the lenders and managing agents party thereto and Deutsche Bank AG, New York Branch, (C) the Loan and Servicing Agreement, dated as of July 23, 2010, by and among DT Warehouse IV, LLC, the Servicer, the Backup Servicer, Paying Agent and Securities Intermediary, the lenders and managing agents party thereto and The Royal Bank of Scotland plc, in each case as the same may have been or may be amended, restated, supplemented or otherwise modified from time to time, (D) any facility or Indebtedness similar to any of the facilities referred to in subclauses (A), (B) or (C) of this clause (ix) or (E) any amendment, modification, restatement, successor or replacement to or of any of the facilities referred to in this clause (ix);

(x)      the Originator shall cease to own, directly or indirectly, 51% or more of the issued and outstanding membership interests of the Borrower; or

(xi)     any of (A) the Performance Guaranty shall cease to be a legal, valid and binding obligation of DTAG or DTAC, enforceable in accordance with its terms or (B) any Person shall seek to render the Performance Guaranty unenforceable against DTAC or DTAG, as applicable.

(b)      Upon the occurrence of a Foreclosure Event, (i) all Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, (ii) the Termination Date shall, without demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, occur, (iii) all proceeds from the Pledge Contracts and the other Collateral will be applied in accordance with the provisions of Section 2.7 and (iv) the Administrative Agent, on behalf of the Lender, may direct the application of funds from the Reserve Account to repay any portion or all of the Note Balance.

(c)      In addition to and not in limitation of any other provision of this Agreement, upon the occurrence of a Foreclosure Event, the Administrative Agent may, or at the direction of the Lender, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), including without limitation, the public or private sale in one or more parcels or transactions of any portion or all of the Collateral.

(d)      The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Note Balance, any Interest accrued thereon and or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Reserve Account, the Collection Account or any part of such accounts in accordance with and subject to the priorities required by Section 2.7;

(e)      The Administrative Agent may take any action permitted under the Transaction Documents;

(f)      Subject to the provisions of Section 2.5(b), consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable, and the Administrative Agent shall apply the proceeds from the sale of the Collateral to any amounts payable by the Borrower with respect to the Obligations in accordance with the priorities required by Section 2.7. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Borrower (with a copy to each Secured Party) of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.

(g)      Upon the completion of any sale under Section 10.2(f), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.

(h)      At any sale under Section 10.2(f), the Originator, the Administrative Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 10.2(f) may set off the purchase price of such property against amounts owing to such Secured Party in payment of such purchase price up to the full amount owing to such Secured Party.

(i)      The Administrative Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral, including without limitation the Performance Guaranty.

Section 10.3.  Exercise of Remedies.

No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower, the Secured

Parties or the Administrative Agent, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 10.4.  Waiver of Certain Laws.

The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.

Section 10.5.  Power of Attorney.

The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

Article XI

Indemnification

Section 11.1.  Indemnities by the Borrower.

Without limiting any other rights which the Collateral Custodian, the Backup Servicer, the Administrative Agent, the Lender or its assignee or any of their respective Affiliates may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Collateral Custodian, the Backup Servicer, the Administrative Agent, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the breach, gross negligence, bad faith or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i)       any Pledged Contract represented by the Borrower to be an Eligible Contract which is not at the applicable time an Eligible Contract;

(ii)      reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii)     the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower, the Originator or the Servicer to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any Pledged Contract, the related Financed Vehicle or the non-conformity of any Pledged Contract with any such Applicable Law and any failure by the Originator or any DT Entity to perform its respective duties under the Pledged Contracts;

(iv)     the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in any or all of the Collateral;

(v)      the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Transaction Documents;

(vi)     any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pledged Contract comprising a portion of the Collateral which is, or is purported to be, an Eligible Contract

(including a defense based on the Pledged Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii)    any failure by the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement;

(viii)   any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Pledged Contract or the related Financed Vehicle;

(ix)     the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

(x)      any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of the Note Balance or payment of Interest, any obligation or any other amount due hereunder or under any Hedging Agreement, in each case which amount such entity believes in good faith is required to be repaid;

(xi)     any litigation, proceeding or investigation before any Governmental Authority (A) in respect of any Pledged Contract included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (B) relating to the use of the proceeds of any Loan or (C) related to this Agreement (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct;

(xii)    the use of the proceeds of any Loan;

(xiii)   any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any of the Pledged Contracts and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of any Insolvency Laws;

(xiv)   the failure of the Borrower to remit to the Servicer or the Administrative Agent, Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds; or

(xv)    any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent or the Lender or Agent as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Transaction Documents.

Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against: (i) Excluded Taxes; or (ii) except as otherwise provided herein, (A) nonpayment by an

Obligor of an amount due and payable with respect to a Pledged Contract or (B) any loss in value of any Financed Vehicle or Eligible Investment due to changes in market conditions or for other reasons beyond the control of the Servicer or the Borrower.

Section 11.2.  Indemnities by the Servicer.

Without limiting any other rights which the Collateral Custodian, the Backup Servicer, the Administrative Agent, the Lender or its assignee or any of their respective Affiliates may have hereunder or under applicable law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party relating to or arising from any of the following, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of any Indemnified Party:

(i)       any breach of representation or warranty made or deemed made by the Servicer under or in connection with this Agreement, in any material respect;

(ii)      the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Servicer to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Applicable Law with respect to any Pledged Contract, the related Financed Vehicle or the non-conformity of any Pledged Contract with any such Applicable Law and any failure by the Originator or any DT Entity to perform its respective duties under the Pledged Contracts;

(iii)     any failure by the Servicer to perform any of its other duties or obligations in accordance with the provisions of this Agreement;

(iv)     any litigation, proceeding or investigation before any Governmental Authority with respect to the Servicer; or

(v)      the commingling by the Servicer of any Collections with other funds.

Article XII

The Administrative Agent

Section 12.1.  Authorization and Action.

(a)      The Lender and each Secured Party hereby designates and appoints WFS (and WFS accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.

(b)      Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

(c)      The Administrative Agent shall promptly distribute to the Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement.

Section 12.2.  Delegation of Duties.

The Administrative Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3.  Exculpatory Provisions.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, the Backup Servicer, the Originator or the Collateral Custodian contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Termination Event, Foreclosure Event or Servicer Termination Event unless it has received written notice thereof from the Borrower, the Servicer or a Secured Party.

Section 12.4.  Reliance.

(a)      The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram,

telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by the Administrative Agent.

(b)      The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Lender as it deems appropriate or it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c)      The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Lender and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(d)      The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Lender.

(e)      The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event; Foreclosure Event or Servicer Termination Event unless it has received notice from the Borrower, the Servicer, the Backup Servicer or the Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lender. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Lender and the Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Lender.

Section 12.5.  Non-Reliance on Administrative Agent.

The Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Originator, the Servicer, the Backup Servicer, the Originator and the Collateral Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent to the Lender. The Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Originator, the Backup Servicer and the Collateral Custodian and the Contracts and made its own decision to purchase its interest in the Note hereunder and enter into this Agreement. The Lender also represents that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Originator, the Backup Servicer and the Collateral Custodian and the Contracts. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide the Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Originator, the Backup Servicer and the Collateral Custodian or the Contracts which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 12.6.  Indemnification.

The Lender agrees to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Note Balance) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that the Lender shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Note Balance, the termination of this Agreement, and any resignation or removal of the Administrative Agent.

Section 12.7.  Administrative Agent in its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not the Administrative Agent hereunder. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 12.8.  Successor Agents.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lender and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the

Lender shall appoint a successor administrative agent, which may be the Lender. Any successor administrative agent shall succeed to the rights, powers and duties of resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Article XIII

Assignments; Participations

Section 13.1.  Assignments and Participations.

(a)      The Lender agrees that the Note issued to the Lender pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of the Note or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. The Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in the Note, it has not engaged and will not engage in a general solicitation or general advertising.

(b)      The Lender may upon at least thirty (30) days’ notice to the Borrower and the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $5,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Administrative Agent, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Fourteen and (vii) there shall be no increased costs, expenses or Taxes incurred by the Administrative Agent or the Borrower upon assignment or participation. Upon such execution, delivery and acceptance by the Administrative Agent and the recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)      By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)      The Administrative Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of the Lender and the Principal Amount of each Loan made by the Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Collateral Custodian and the Lender may treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for inspection by the Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)      Subject to the provisions of Sections 13.1(a) and (b), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Lender Register.

(f)      The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and each Loan owned by it); provided, however, that (i) the Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Servicer and the Administrative Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.12 and 2.13; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and the Lender so granting a participation shall not be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which the Lender is entitled under such Section with respect to any portion of any Loan owned by the Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which the Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 13.1.

(g)      The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(h)      Nothing herein shall prohibit the Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or 13.1(b).

Article XIV

Mutual Covenants Regarding Confidentiality

Section 14.1.  Covenants of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian.

Each of the Borrower, the Servicer, the Backup Servicer, the Originator and the Collateral Custodian severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of the Lender under this Agreement), except as the Administrative Agent or the Lender may have consented to in writing prior to any proposed disclosure and except it may disclose such information (i) to its officers, directors, employees, investors, potential investors, potential or existing lenders, agents, counsel, accountants, subservicers, auditors, advisors, any rating agency in connection with a securitization transaction or representatives (such Persons, “Excepted Persons”), provided, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of other parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its Affiliates, and shall not be further disclosed by such Excepted Person, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer, the Backup Servicer or the Collateral Custodian, (iii) to Wells Fargo or its Affiliates or (iv) to the extent it is (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than the Fee Letter and excluding from any such copy the identity of the Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Administrative Agent of its intention to make any such disclosure prior to making such disclosure.

Section 14.2.  Covenants of the Administrative Agent, the Lender, the Backup Servicer and the Collateral Custodian.

(a)      Each of the Administrative Agent, the Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.

(b)      Each of the Borrower, the Originator, the Administrative Agent, the Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian may also disclose any such Confidential Information to its Advisors and to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Lender and to any officers, directors, employees, investors, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.

(c)      Notwithstanding anything herein to the contrary, nothing herein shall be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Lender’s, the Secured Parties’, the Collateral Custodian’s, the Backup Servicer’s, the Borrower’s or the Originator’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Lender, the Secured Parties, the Collateral Custodian, the Backup Servicer, the Borrower or the Originator or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Collateral Custodian or Backup Servicer having a need to know the same, provided that the Collateral Custodian or Backup Servicer advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower, the Servicer and the Originator; or (iii) any other disclosure authorized by the Borrower, the Servicer or the Originator.

(d)      It is understood that the Administrative Agent and the Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Administrative Agent or the Lender.

Section 14.3.  Non-Confidentiality of Tax Treatment and Tax Structure.

Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4T, Section 301.6111-1T and Section 301.6112-1T of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).

Article XV

Miscellaneous

Section 15.1.  Amendments and Waivers.

Except as provided in this Section, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the Borrower, the Servicer, the Collateral Custodian, the Backup Servicer, the Administrative Agent and the Lender. The Servicer shall, as soon as reasonably practicable, provide each Hedge Counterparty with written notice (which notice may take the form of an e-mail communication) of any proposed amendment, waiver, or other modification contemplated under this Section 15.1.

No amendment, waiver or other modification affecting the rights or obligations of any Hedge Counterparty shall be effective without the prior written agreement of such Hedge Counterparty.

Section 15.2.  Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at the address specified in the Hedging Agreement for the Hedge Counterparty or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) notice by telex, when telexed against receipt of answer back, (iii) notice by facsimile copy, when electronic communication of receipt is obtained or (iv) notice by overnight courier, one Business Day after being deposited with such overnight courier service, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail or telex.

Section 15.3.  No Waiver, Rights and Remedies.

No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 15.4.  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.7 shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 15.5.  Term of this Agreement.

This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Eleven, the confidentiality provisions of Article Fourteen, the provisions of Section 15.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.

Section 15.6.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §§5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 15.7.  WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 15.8.  Costs, Expenses and Taxes.

(a)      In addition to the rights of indemnification granted to the Administrative Agent, the Secured Parties, the Collateral Custodian, the Backup Servicer and its or their Affiliates and officers, directors, employees and agents thereof under Article Eleven, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Collateral Custodian, the Backup Servicer and the Secured Parties incurred in connection with the amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other Transaction Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Collateral Custodian, the Backup Servicer and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Collateral Custodian, the Backup Servicer and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Collateral Custodian, the Backup Servicer and/or the Secured Parties in connection with the enforcement of this Agreement and the other Transaction Documents.

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents.

Section 15.9.  Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, the Collateral Custodian, the Backup Servicer or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Collateral Custodian, the Backup Servicer and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

Section 15.10. Patriot Act Compliance.

The Administrative Agent and the Collateral Custodian hereby notify the Borrower that pursuant to the requirements of the Patriot Act, they, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, the Collateral Custodian and the Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent, the Collateral Custodian and the Lender.

Section 15.11. Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby

Section 15.12. Third Party Beneficiary.

Each Hedge Counterparty is an express third party beneficiary of this Agreement.

[signatures appear on the following pages]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	DT WAREHOUSE V, LLC

	By:	/s/ Jon Ehinger

Name:	Jon Ehlinger

Title:	Secretary

Address for Notices: DT Warehouse V, LLC 4020 East Indian School Road, Suite 680 Phoenix, Arizona 85018 Attention: General Counsel Facsimile No.: N/A Telephone No.: (602) 852-6600
With a copy to: Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 Attention: Brian William Burke Facsimile No.: (602) 382-6070 Telephone No.: (602) 382-6379

THE SERVICER:	DT CREDIT COMPANY, LLC

	By:	/s/ Jon Ehinger

Name:	Jon Ehlinger

Title:	Secretary

Address for Notices: DT Credit Company, LLC 4020 East Indian School Road Phoenix, Arizona 85018 Attention: General Counsel Facsimile No.: N/A Telephone No.: (602) 852-6600
With a copy to: Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 Attention: Brian William Burke Facsimile No.: (602) 382-6070 Telephone No.: (602) 382-6379

THE ADMINISTRATIVE AGENT:	WELLS FARGO SECURITIES, LLC, as Administrative Agent

	By:	/s/ Steven J. Ellis

Name:	Steven J. Ellis

Title:	Managing Director

Address for Notices:

Wells Fargo Securities, LLC

301 S. College Street, TW-8

Charlotte, North Carolina 28288-0610

Attention: Michael Schwartz

Facsimile No.: (704) 383-9106

Telephone No.: (704) 715-3570

THE BACKUP SERVICER	WELLS FARGO BANK, N.A.

	By:	/s/ Tara H. Anderson

Name:	/s/ Tara H. Anderson

Title:	Vice President

Address for Notices: Wells Fargo Bank, N.A. MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479

Attention: Corporate Trust Services - Asset-Backed Administration Facsimile No.: (612) 667-3464 Telephone No.: (612) 667-8058

THE COLLATERAL CUSTODIAN	WELLS FARGO BANK, N.A.

	By:	/s/ Tara H. Anderson

Name:	/s/ Tara H. Anderson

Title:	Vice President

Address for Notices: Wells Fargo Bank, N.A. MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479

Attention: Corporate Trust Services - Asset-Backed Administration Facsimile No.: (612) 667-3464 Telephone No.: (612) 667-8058

THE LENDER	WELLS FARGO BANK, N.A.

	By:	/s/ Leah W. Miller

Name:	Leah W. Miller

Title:	Managing Director

Commitment: $150,000,000 Address for Notices: Wells Fargo Bank, N.A. 301 S. College Street Charlotte, North Carolina 28288 Attention: Kevin McConnell Telephone: (704) 383-7171 Telecopy: (704) 383-8417

SCHEDULE A

ELIGIBLE CONTRACT CRITERIA

An “Eligible Contract” means a Contract as to which all of the following conditions are satisfied:

(a)      as to which the information set forth in the Contract Receipt related to such Contract is complete, true and correct in all material respects;

(b)      that is in the form of Exhibit O, or a different form consented to in writing by the Administrative Agent;

(c)      with respect to which the first Scheduled Payment is due within forty-five (45) calendar days after the date of such Contract;

(d)      that (i) is not a Defaulted Contract and (ii) as of the date transferred to the Borrower, was less than thirty-one (31) calendar days past due;

(e)      that the Servicer has not designated as out for or in repossession;

(f)      as to which any right of rescission arising out of the Contract of the Obligor has expired;

(g)      as to which the interest payable by the Obligor thereof is calculated using the simple interest method, the related interest rate is a fixed APR of at least 5.00% and the “Finance Charge” under such Contract was computed using a fixed rate;

(h)      that (i) has an original term to maturity that is not less than twelve (12) months and does not exceed sixty-two (62) months, or such other period as may be agreed to from time to time by the Borrower and the Administrative Agent, provided that for Contracts as to which the Obligor has an Obligor Rating of “A” or “B” the original term to maturity is not less than twelve (12) months and does not exceed seventy-two (72) months, (ii) the Scheduled Payments have equal periodic payments except for payments due during the first ninety (90) calendar days of the term of such Contract, and except for the final payment which may be different than the other payments, the sum of which payments shall be sufficient to fully amortize the principal balance of such Contract by its maturity date, assuming timely payment by the Obligor, and the payment obligation is in United States dollars, and (iii) is not a Contract for which the Principal Amount was in excess of $30,000;

(i)      that provides that, in the event such Contract is pre-paid, the prepayment shall fully pay the Principal Balance and unpaid interest, including interest in the month of prepayment to the date of prepayment, at the APR;

(j)      that provides for the absolute sale of the Financed Vehicle to the Obligor, and the Financed Vehicle is not on approval or subject to any agreement between the

Sch A - 1

Obligor and DTCS or with the prior consent of the Administrative Agent, a Dealer, for the repurchase or return of the Financed Vehicle;

(k)      that does not present a credit, collateral or documentation risk which is material and unacceptable to the Administrative Agent;

(l)       that was originated by DTCS or the Originator in a Permitted State;

(m)     that, if the Obligor is an employee, officer, agent, director, stockholder, supplier or creditor of any DT Entity or an Affiliate thereof, does not contain terms different than those in the most recent employee purchase program, a copy of which is attached as Exhibit P to the Agreement;

(n)      that contains the original signature (including electronic original signature) of the Obligor and DTCS or with the prior consent of the Administrative Agent, the Dealer;

(o)      that is the only unsatisfied original executed Contract for the purchase of the Financed Vehicle and accurately reflects all of the actual terms and conditions of the Obligor’s purchase of the Financed Vehicle;

(p)      as to which no DT Entity or any Affiliate thereof has made any agreement with the Obligor to reduce the amount owed on the Contract, or is required to perform any additional service for, or perform or incur any additional obligation to, the Obligor in order for any DT Entity to enforce the Contract;

(q)      that, (i) if originated by DTCS, was transferred by DTCS to the Originator pursuant to the Origination Agreement, (ii) at the time originated by DTCS or the Originator, satisfied the creditworthiness and other advance criteria in the Credit and Collection Policy or was otherwise approved by the Administrative Agent, and (iii) was originated without any fraud or misrepresentation on the part of DTCS, the Originator, or any other Person;

(r)      with respect to which, the Obligor’s obligations under the Contract are secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Originator, which security interest has been validly assigned and transferred by the Originator to the Borrower, which has a valid, subsisting and enforceable first priority perfected security interest in such Financed Vehicle;

(s)      which has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has the Financed Vehicle been released, or designated for release, from the security interest granted by the Contract; and all of the holder’s obligations under the Contract have been performed except those which first arise subsequent to such Contract becoming a Pledged Contract;

(t)      no provision of which has been waived, extended, altered or modified in any respect other than as provided in the Accepted Servicing Practices;

Sch A - 2

(u)      as to which no claims of rescission, setoff, counterclaim, defense or other material disputes have been asserted with respect to the Contract or Financed Vehicle;

(v)      as to which there are no unsatisfied Liens or claims for taxes, labor, materials, fines, confiscation, or replevin relating to the Contract or Financed Vehicle; there is no unsatisfied claim against the Obligor based on the operation or use of the Financed Vehicle; all taxes due for the purchase, use and ownership of the Financed Vehicle have been paid and all taxes due on the transfer of the Contract to the Borrower have been paid;

(w)      with respect to which no DT Entity has repossessed the Financed Vehicle or commenced a replevin action or other lawsuit, against the Obligor or Financed Vehicle, except (i) vehicles repurchased at third-party auctions or (ii) vehicles sold directly to an Affiliate, provided that (A) any such sale to an Affiliate is for fair market value, (B) any such sale to an Affiliate does not have a Material Adverse Effect and (C) the aggregate proceeds from the sale to such Affiliates of repossessed Financed Vehicles not sold through auction securing any Pledged Contract in any calendar month does not exceed 10% of the aggregate proceeds from the sale of all repossessed Financed Vehicles securing the Pledged Contracts. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the net liquidation proceeds by an amount greater than the amount of such expense;

(x)      with respect to which the model year of the Financed Vehicle is not more than twelve (12) years earlier than the model year in effect at the time the Contract becomes a Pledged Contract;

(y)      as to which the obligation of the original Obligor has not been released or assumed by another Person unless the release or assumption was properly documented and the Administrative Agent has consented in writing to such Contract being an Eligible Contract;

(z)      as to which the down payment complies with the Credit and Collection Policy, and has been paid in full by the Obligor and not loaned to the Obligor by any DT Entity or an Affiliate thereof, and any trade-in has been delivered to DTCS, or with the prior consent of the Administrative Agent, the Dealer, with an endorsed Certificate of Title with respect to the related Financial Vehicle and as to which no amount has been loaned to the Obligor to keep payments thereunder current;

(aa)   with respect to which the Collateral Custodian has delivered to the Administrative Agent the deliveries required under the Agreement that confirm that the Collateral Custodian is in physical possession of the Contract File;

(bb)   that, together with the sale of the Financed Vehicle and the sale of any Insurance Policy, complied at the time such Contract was originated or made, and

Sch A - 3

continue to comply in all material respects with all requirements of applicable Federal, State and local laws, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act of 2003, the Texas Finance Code and other State adaptations of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws; the form of such Contract and the manner in which it was completed and executed and all documents delivered and disclosures made in connection therewith are in compliance with all requirements of applicable Federal, State and local laws, and all applicable regulations thereunder, except to the extent a failure to so comply would not have an adverse effect on (i) the collection and payment of the Contract, or (ii) the interests in such Contract of any DT Entity;

(cc)     with respect to which none of the Obligors is the United States of America, or any State, or any agency, department, or instrumentality of the United States of America, any State or municipality;

(dd)     that was not originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contract, or the assignment and grant of a security interest pursuant to this Agreement, shall be unlawful, void or voidable, and with respect to which (i) no consent of any Obligor or other Person is required for the sale and assignment of or grant of security interest in such Contract and (ii) no DT Entity has entered into any agreement with any Obligor or any other Person that prohibits, restricts or conditions the sale, assignment, or grant of security interest in any portion of such Contract;

(ee)     that constitutes “tangible chattel paper” or “electronic chattel paper” under Article 9 of the applicable UCC;

(ff)      with respect to which, (A) if such Contract was originated in a State in which notation of security interest on the title document of the related Financed Vehicle is required or permitted to perfect such security interest, the title document for such Financed Vehicle shows DTCS or the Originator named as the original and only secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle; provided that any assumed name, designation or trade name may be used by DTCS or the Originator on the title document; provided further that the use of any such assumed name, designation or trade name by DTCS or the Originator shall result in a fully perfected first priority security interest in favor of DTCS or the Originator and a legal opinion has been delivered to the Administrative Agent by the Originator’s legal counsel stating the foregoing, and (B) if such Contract was originated in a State in which the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show DTCS or the Originator named as the secured party under the Contract; and if the title document has not yet been returned from the Registrar of Titles, the Originator has received and delivered to the Collateral Custodian written evidence that

Sch A - 4

such title document showing DTCS or the Originator as first lienholder has been applied for;

(gg)    that represents the genuine, legal, valid and binding obligation of the Obligor thereunder and is enforceable by the holder thereof in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such Contract had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby;

(hh)    with respect to which each Obligor is and continues to be domiciled in the United States;

(ii)      with respect to which the related Financed Vehicle has not suffered a casualty or been materially damaged and not repaired, and such Financed Vehicle is not located outside of the United States;

(jj)     with respect to which, at the time of origination of such Contract, to the knowledge of the Originator, the Borrower and the Servicer, the related Financed Vehicle is customarily used and garaged in the state issuing the Certificate of Title;

(kk)   with respect to which the related Financed Vehicle was properly delivered to the related Obligor in good repair, without material defects and in satisfactory order, and such Financed Vehicle was accepted by the Obligor after reasonable opportunity to inspect and test same and, at the time of such delivery and acceptance, no Obligor informed any DT Entity of any material defect therein;

(ll)     with respect to which no Obligor is involved in the business of leasing or selling any Financed Vehicles;

(mm)  that does not constitute a “consumer lease” under either (A) the UCC as in effect in the jurisdiction whose law governs the Contract, or (B) the Consumer Leasing Act, 15 U.S.C. 1667;

(nn)    that is included in the aggregate numbers reported in the Contract Receipt, (i) which is not listed as having an Exception by the Collateral Custodian, and (ii) for which the original Contract has not been delivered to the Borrower or Servicer pursuant to a Release Request;

(oo)    which, at origination the related Financed Vehicle, was covered by a comprehensive and collision insurance policy (i) in an amount at least equal to the lesser of (a) its maximum insurable value or (b) the principal amount due from the Obligor under such Contract and (ii) naming DTCS or the Originator as a loss payee;

(pp)    with respect to which the Servicer and the Originator have clearly marked their electronic records to indicate that the Contract has been transferred to and is owned by the Borrower;

Sch A - 5

(qq)    with respect to which neither the related Obligor (nor the Contract itself) was, at the date of transfer of such Contract to the Borrower, the subject of an Insolvency Proceeding commenced after the execution of such Contract except if such Obligor has received a discharge or dismissal of such proceeding;

(rr)      that is not subject to a forced placed insurance policy on the related Financed Vehicle;

(ss)     that has not been modified as to credit terms in a manner adverse to the interests of the Lender (in the reasonable judgment of the Administrative Agent) or extended or deferred for a period greater than six (6) months (in aggregate) after its original maturity date; and

(tt)      prior to the Indirect Contract Approval Date, such Contract is not an Indirect Contract.

Sch A - 6

SCHEDULE B

SCHEDULE OF CONTRACTS

(Original delivered to the Administrative Agent)

Sch B - 1

SCHEDULE C

LOCATION OF CONTRACT FILES

Wells Fargo Bank, N.A.

ABS Custody Vault

1055 10th Avenue SE

MAC N9401-011

Minneapolis, Minnesota 55414

Sch C - 1

SCHEDULE D

SCHEDULE OF DOCUMENTS

[See Closing Index]

Sch D - 1

SCHEDULE E

TRADENAMES

None.

Sch E - 1

EXHIBIT A

FORM OF FUNDING REQUEST

                    ,

Wells Fargo Securities, LLC

301 S. College Street, TW-8

Charlotte, North Carolina 28288-0610

Re:	DT Warehouse V, LLC – Loan and Security Agreement

Ladies and Gentlemen:

The undersigned is a Responsible Officer of DT Warehouse V, LLC (the “Borrower”) and is authorized to execute and deliver this Funding Request on behalf of the Borrower pursuant to the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among the Borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, N.A., as lender, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as backup servicer and collateral custodian. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Loan and Security Agreement.

(a)      The Borrower hereby requests that a Loan be made under the Loan and Security Agreement on                 ,        in the amount of $            .

In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:

(b)      As of the date hereof, the aggregate Borrowing Base (calculated as of the previous Determination Date, or, with respect to Contracts added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cut-Off Date, which is                     ) is                 . Attached to this Funding Request is a true, complete and correct calculation of the Borrowing Base.

(c)      All of the conditions applicable to the requested Loan as set forth in the Loan and Security Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan, including:

(i)       Each of the representations and warranties contained in Article Five of the Loan and Security Agreement are true and correct in all respects on and as of the date hereof, before and after giving effect to the Loan and to the application of the proceeds therefrom as though made on and as of the date hereof;

(ii)      No event has occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Termination Event, an Unmatured Termination Event or a Foreclosure Event;

Exh A - 1

(iii)     The Borrower is in compliance with each of its covenants set forth in the Loan and Security Agreement; and

(iv)     No event has occurred which constitutes a Servicer Termination Event.

(d)      The requested Loan will not, on the Funding Date, exceed the Available Amount.

(e)      Attached hereto as Attachment 1 is a duly executed Solvency Certificate dated of even date herewith.

DT WAREHOUSE V, LLC

By:
Name:
Title:

Exh A - 2

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned, DT Warehouse V, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of Wells Fargo Securities, LLC, a Delaware limited liability company (the “Administrative Agent”), as the agent for Wells Fargo Bank, N.A. (the “Lender”), at the office of the Administrative Agent set forth in the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among the Borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, N.A., as lender, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as backup servicer and collateral custodian, on the Termination Date, in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Fifty Million Dollars ($150,000,000), or, if less, such Lender’s Note Balance under the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Lender’s Loans from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.

The Lender is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records, the date and the amount each Loan made by such Lender under the Loan and Security Agreement, each continuation thereof, the funding period for such Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Loan and Security Agreement in respect of the Loans.

This Note is one of the Notes referred to in the Loan and Security Agreement, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement. This Note is subject to periodic pay-downs, and optional and mandatory prepayment as provided in the Loan and Security Agreement.

Upon the occurrence of a Termination Event or a Foreclosure Event, the Administrative Agent, on behalf of the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

Exh B - 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

DT WAREHOUSE V, LLC, the Borrower

By:

By:
Name:
Title:

Exh B - 2

Schedule 1 to

Note

Principal Amount of Loans	Interest on Loans	Payments on Loans	Notation by Date

Exh B - 3

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                     , 20

Reference is made to the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among DT Warehouse V, LLC, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, N.A., as lender, Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), and Wells Fargo, N.A., as backup servicer and collateral custodian. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Loan and Security Agreement.

                              (the “Assignor”) and                              (the “Assignee”) agree as follows:

1.       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan and Security Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Loan and Security Agreement, including such interest in the Commitment of the Assignor and the Loans made by the Assignor. After giving effect to such sale and assignment, the Commitment and the amount of Loans made by the Assignee will be as set forth in Section 2 of Schedule 1.

2.       The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.

3.       The Assignor and the Assignee confirm to and agree with each other and the other parties to Loan and Security Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Security Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Loan and Security Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender party to the Loan and Security Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all

Exh C - 1

of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Fourteen and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article 13 of the Loan and Security Agreement.

4.       Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1.

5.       The Assignor and the Assignee agree to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with this Assignment and Acceptance.

6.       Upon such acceptance by the Administrative Agent, (i) the Assignee shall be a party to the Loan and Security Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that (ii) the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Loan and Security Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Assignor’s rights and obligations under the Loan and Security Agreement, Assignor shall cease to be a party thereto).

7.       Upon such acceptance by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make, or cause to be made, all payments under the Loan and Security Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan and Security Agreement for periods prior to the Assignment Date directly between themselves.

8.       This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Exh C - 2

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the      day of                     , 201    .

[ASSIGNEE], as Assignee

By:

Name:

Title:

[ASSIGNOR], as Assignor

By:

Name:

Title:

Exh C - 3

Schedule 1

to

Assignment and Acceptance

Dated                     , 20

Section 1.

Percentage Interest:	%

Section 2.

Assignee’s Commitment:	$

Aggregate Loans Owing to the Assignee:	$

Section 3.

Assignment Date:	, 20

Exh C - 4

EXHIBIT D

CREDIT AND COLLECTION POLICY

[On file]

Exh D - 1

EXHIBIT E

FORM OF HEDGING AGREEMENT

(INCLUDING SCHEDULE AND CONFIRMATION)

[Intentionally Omitted]

Exh E - 1

EXHIBIT F

FORM OF POWER OF ATTORNEY

This Power of Attorney (this “Power of Attorney”) is executed and delivered by DT Warehouse V, LLC (“Grantor”) to Wells Fargo Securities, LLC, as Administrative Agent (“Attorney”), pursuant to (i) the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the Grantor, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, N.A., as lender, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as backup servicer and collateral custodian, and (ii) the other Transaction Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, Grantor thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document, (v) to exercise all rights and privileges of Grantor under the Purchase Agreement (including each Transfer Agreement); (vi) pay or discharge any taxes, Liens or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property; (vii) to defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (viii) to file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction

Exh F - 1

or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property; (ix) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (x) to cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Loan and Security Agreement or any other Transaction Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of this              day of                      201    .

DT WAREHOUSE V, LLC

By:

Name:

Title:

Sworn to and subscribed before

me this      day of                 ,

Notary Public

[NOTARY SEAL]

Exh F - 2

EXHIBIT G

FORM OF PERMITTED TAKE-OUT RELEASE

Dated                     , 20

Reference is hereby made to the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among DT Warehouse V, LLC, as borrower (the “Borrower”), DT Credit Company, LLC, as servicer (the “Servicer”), Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), Wells Fargo Bank, N.A., as backup servicer and collateral custodian (the “Collateral Custodian”) and Wells Fargo Bank, N.A., as the lender. Capitalized terms not defined herein shall have the meaning given such terms in the Loan and Security Agreement.

The Borrower and the Servicer hereby represent and warrant that each condition in the Loan and Security Agreement and each other Transaction Document, to the consummation of the Permitted Take-Out to which this Permitted Take-Out Release relates, has been satisfied, including but not limited to delivery of the executed Permitted Take-Out Date Certificate, in substantially the form attached hereto as Annex 1. Upon deposit in the Collection Account of $[—] in accordance with Section 2.15(a)(v) in immediately available funds, the Administrative Agent hereby releases all of its right, title and interest, including Lien, in and to the Pledged Contracts to be transferred by the Borrower in the related Permitted Take-Out and described in Schedule I hereto (the “Take-Out Contracts” and such Schedule, the “Schedule of Take-Out Contracts”), together with the other items of Collateral related to such Take-Out Contracts.

[signatures appear on the following page]

Exh G - 1

The Servicer and the Borrower hereby direct the Collateral Custodian to deliver the Contract Files for the Take-Out Contracts to [—].

Executed as of                          , 20    :

DT WAREHOUSE V, LLC, as Borrower

By:
Name:

Title:

DT CREDIT COMPANY, LLC, as Servicer

By:
Name:

Title:

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:
Name:

Title:

Acknowledged:

WELLS FARGO BANK, N.A., as Collateral Custodian

By:
Name:

Title:

Exh G - 2

ANNEX 1

PERMITTED TAKE-OUT DATE CERTIFICATE PURSUANT TO

SECTION 2.15(a) OF THE LOAN AND SECURITY AGREEMENT

DT Credit Company, LLC, as the servicer (the “Servicer”), delivers this certificate pursuant to Section 2.15(a) of the Loan and Security Agreement, dated as of October 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”) among DT Warehouse V, LLC, as borrower (the “Borrower”), the Servicer, Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), Wells Fargo Bank, N.A., as backup servicer and collateral custodian (the “Collateral Custodian”) and Wells Fargo Bank, N.A., as the lender, and hereby certifies, as of the date hereof, the following:

(i)       the Borrower has sufficient funds on the related Permitted Take-Out Date to effect the Permitted Take-Out in accordance with the Loan and Security Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Permitted Take-Out);

(ii)      (A) after giving effect of the Permitted Take-Out, the release of by the Administrative Agent of the related Contracts on the Permitted Take-Out Date and the transfer by the Borrower of the related Contracts on the Permitted Take-Out Date, (I) the representations and warranties contained in Sections 5.1 and 5.2 are true and correct on such date, except to the extent relating to an earlier date, (II) no Termination Event, Unmatured Termination Event, Servicer Termination Event, Overcollateralization Increase Event or Foreclosure Event has occurred, and (III) the Note Balance does not exceed the Borrowing Base, and (B) no selection procedures were utilized by the Borrower in connection with the Permitted Take-Out that are adverse to the interests of the Secured Parties;

(iii)     the Borrower has provided for the payment to the Administrative Agent, on behalf of the Lender, on the Permitted Take-Out Date, in immediately available funds, of an amount equal to the sum of (A) the portion of the Note Balance to be prepaid, (B) all accrued and unpaid Interest attributable to that portion of the Note Balance to be prepaid on such day in connection with the Permitted Take-Out, (C) an aggregate amount equal to the sum of all other amounts then due and owing to the Administrative Agent or the Lender, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including Breakage Costs), to the extent reasonably determined by the Administrative Agent or the Lender, as applicable, to be attributable to that portion of the Note Balance to be paid to such Secured Party in connection with the Permitted Take-Out and (D) all other Aggregate Unpaids then due and owing to the extent reasonably determined by any Secured Party to be attributable to that portion of the Note Balance to be paid to such Secured Party in connection with the Permitted Take-Out;

(iv)     the Borrower has provided for the payment to each Hedge Counterparty on the Permitted Take-Out Date, in immediately available funds, an aggregate amount

Exh G - 3

equal to all Hedge Breakage Costs attributable to that portion of the Note Balance to be prepaid in connection with the Permitted Take-Out;

(v)      the Borrower has delivered to the Administrative Agent, the Collateral Custodian and each Lender (x) the List of Take-Out Contracts and (y) an updated Schedule of Contracts giving effect to such Permitted Take-Out, which has been confirmed in writing by the Collateral Custodian (which confirmation may take the form of an email to the Administrative Agent and the Lenders stating that the updated Schedule of Contracts delivered by the Borrower comports with the records maintained by the Collateral Custodian); and

(vi)      no Termination Event, Unmatured Termination Event, Servicer Termination Event or Foreclosure Event shall occur as a result of such Permitted Take-Out.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Loan and Security Agreement.

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this              day of                                     , 20    .

DT CREDIT COMPANY, LLC

By:

Name:

Title:

Exh G - 4

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

Wells Fargo Securities, LLC

301 S. College Street, TW-8

Charlotte, North Carolina 28288-0610

Re:	DT Warehouse V, LLC – Loan and Security Agreement

Ladies and Gentlemen:

DT Warehouse V, LLC (the “Borrower”), hereby certifies, as of this          day of                 , 20__, with respect to the Borrower:

(i)       the fair value of the property owned by the Borrower is greater than the amount of the Borrower’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code or any other Insolvency Law;

(ii)      the present fair salable value of the property owned by the Borrower in an orderly liquidation of the Borrower is not less than the amount that will be required to pay the probable liability of the Borrower on its debts as they become absolute and matured;

(iii)     the Borrower is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;

(iv)     the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s ability to pay as such debts and liabilities mature; and

(v)      the Borrower is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of December 23, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among the Borrower, DT Credit Company, LLC as servicer, Wells Fargo Bank, N.A., as lender, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as backup servicer and collateral custodian.

Exh H - 1

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

DT WAREHOUSE V, LLC

By:

Name:

Title:

Exh H - 2

EXHIBIT I

FORM OF MONTHLY REPORT

Exh I - 1

EXHIBIT J

FORM OF MONTHLY BACKUP SERVICER CERTIFICATE

[On File with Backup Servicer]

Exh J - 1

EXHIBIT K

Form

of

RESIDUAL INTEREST CONVEYANCE AGREEMENT (APPROVED FORM)

[see attached]

Exh K - 1

EXHIBIT L

FORM OF PRINCIPAL REPAYMENT NOTICE

(Prepayment of Note Balance)

[Date]

(DT WAREHOUSE V, LLC)

To:	Wells Fargo Securities, LLC as the Administrative Agent One Wachovia Center 301 S. College Street, TW-8 Charlotte, North Carolina 28288-0610 Telephone No.: (704) 715-3570 Facsimile No.: (704) 383-9106	Wells Fargo Bank, National Association 301 South College Street Charlotte, North Carolina 28288 Attention: Kevin McConnell Telephone: (704) 383-7171 Facsimile: (704) 383-8417

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Attention:    Corporate Trust Services - Asset-
                 Backed Administration

Telephone: (612) 667-8058

Facsimile: (612) 667-3464

Re: Loan and Security Agreement dated as of December 23, 2011

Ladies and Gentlemen:

This Principal Repayment Notice is delivered to you pursuant to Section 2.5(a) of that certain Loan and Security Agreement, dated as of December 23, 2011 (the “Loan and Security Agreement”), by and among DT Warehouse V, LLC, as borrower (the “Borrower”), DT Credit Company, LLC, as servicer (the “Servicer”), Wells Fargo Bank, N.A., as lender (the “Lender”), Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), and Wells Fargo Bank, N.A., as backup servicer and collateral custodian (the “Collateral Custodian”). Capitalized terms used but not defined herein shall have the meanings provided in the Loan and Security Agreement.

The undersigned hereby certifies as follows:

1.        Pursuant to Section 2.5(a) of the Loan and Security Agreement, the Borrower desires to reduce the Note Balance by the amount of $[insert prepayment amount] (the “Principal Repayment”).

2.        The Borrower hereby requests that such Principal Repayment be made as of [insert prepayment date - must be at least one Business Day after the date of this notice].

Exh L - 1

3.        All of the conditions applicable to the Principal Repayment requested herein as set forth in the Loan and Security Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Principal Repayment, as applicable, including the following:

(a)        All Aggregate Unpaids then due and payable to any Indemnified Party have been paid;

(b)        No event has occurred or would result from such Principal Repayment or from the applicable of the proceeds therefrom, which constitutes a Termination Event or Unmatured Termination Event; and

(c)        The Borrower is in compliance with each of its covenants set forth in the Transaction Documents.

4.        As of the date of this Principal Repayment (and prior to giving effect thereto), the Note Balance is $[insert Note Balance prior to Principal Repayment].

[signature appears on the following page]

Exh L - 2

IN WITNESS WHEREOF, the undersigned has executed this Principal Repayment Notice as of this [insert day] of [insert month], [insert year].

DT WAREHOUSE V, LLC

By:
Name:
Title:

Exh L - 3

EXHIBIT M

FORM OF COLLATERAL CUSTODIAN FEE LETTER

Exh M - 1

EXHIBIT N

MASTER AGENCY AGREEMENT

Exh N - 1

EXHIBIT O

FORM OF MOTOR VEHICLE INSTALLMENT SALES CONTRACT

Exh O - 1

EXHIBIT P

COPY OF EMPLOYEE PURCHASE PROGRAM TERMS AND CONDITIONS

[To Be Provided]

Exh P - 1